PURCHASE AGREEMENT

dated as of March 15, 2005

by and between

MELLON FINANCIAL CORPORATION

Seller

MELLON CONSULTANTS EUROPEAN HOLDINGS LIMITED

UK Seller

AFFILIATED COMPUTER SERVICES, INC.

Buyer

ACS BUSINESS PROCESS SOLUTIONS LIMITED

UK Buyer

and

AFFILIATED COMPUTER SERVICES OF GERMANY GMBH

German Buyer

i

EXHIBITS

A.	Transitional Services Agreement

B.	IRS Closing Agreement

C.	Seller’s Disclosure Schedule

D.	Terms Sheets for Continuing Arrangement Agreements

E.	Shared Space Agreements

F.	Reverse Transitional Services Agreement

G.	German Amendments

SCHEDULES

5.2	Authorizations; Conflicts

SECTIONS OF SELLER’S DISCLOSURE SCHEDULE

1.1(f)	Knowledge

2.4(a)	Seller’s Methodologies Regarding Current Balance Sheet

3.2(f)	Officers, Directors and Managers

4.1(c)	Jurisdictions Where Qualification to do Business is in Process

4.3(a)	Subsidiaries

4.3(b)	Investments

4.4(a)	Third Party Approvals

4.4(b)	Government Approvals

4.5	Legal Proceedings

4.6	Required Permits

4.8	Financial Statements

4.10(a)	Material Intangible Property

4.10(b)	Actions; Third Party Rights

4.10(c)	Third Party Rights Granted to Intangible Property; Encumbrances

4.10(d)	Intangible Property Indemnity

4.11(a)	Material Contracts

v

4.11(b)	Material Defaults

4.11(c)	Amount of 12b-1 Fees

4.13	Insurance

4.14(a)(i)	Employee Information

4.14(a)(ii)	Certain Non-Continuing Services

4.14(b)	Employee Contracts

4.14(d)	Severance Payment Obligations

4.15(a)	Seller’s Benefit Plans

4.15(b)	Retiree Benefit Plans

4.15(c)	Seller’s Benefit Plan Liability

4.15(d)	Agreements, Commitments or Obligations Regarding New Employee Benefit Plans

4.15(e)(vii)	Retained Company Benefit Plan Approvals

4.16	Labor Relations

4.17	Tax Return Matters

4.19(i)	Affiliate Transactions

4.19(ii)	Investment Obligations

4.20	Bank Accounts; Lock Boxes

4.25	Accounts Receivable

4.28	Sarbanes-Oxley Compliance

6.2	Conduct of the Business

6.2(b)	Assets Not Used in the Business

6.4	Facility Leases

6.4(c)	Retained Leases

6.5	Owned Intangible Property

6.10	Security Deposits For Facility Leases

6.14	Underfunding Actuarial Methodologies

9.4(a)	Approvals of Public or Governmental Entities Required for Closing

9.4(b)	Other Approvals Required for Closing

14.1(c)	UK Shared Services Employees

14.2(e)	Company Benefit Plans

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT dated as of March 15, 2005 by and between MELLON FINANCIAL CORPORATION, a Pennsylvania corporation (“Seller”), MELLON CONSULTANTS EUROPEAN HOLDINGS LIMITED, an indirect wholly-owned subsidiary of Seller and a corporation formed under The Companies Act 1985 by The Registrar of Companies for England and Wales (“UK Seller”), AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation (“Buyer”), ACS BUSINESS PROCESS SOLUTIONS LIMITED, an indirect wholly-owned subsidiary of Buyer (“UK Buyer”), and AFFILIATED COMPUTER SERVICES OF GERMANY GMBH, an indirect wholly-owned subsidiary of Buyer (“German Buyer”).

R E C I T A L S

          WHEREAS, Mellon Human Resources & Investor Solutions Inc. (the “Company”), a wholly-owned subsidiary of Seller, is engaged, together with the Subsidiaries and the Investments, in the business of global human resources consulting and outsourcing.

          WHEREAS, the Seller owns of record and beneficially all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (the “Shares”).

          WHEREAS, prior to the Closing, the UK Seller will own of record and beneficially all of the issued and outstanding shares of Mellon Human Resources and Investor Solutions (Actuaries & Consultants) Limited (such shares, the “UK Shares” and such entity “Mellon UK”) and Buck Consultants GmbH (such shares, the “German Shares” and, together with the UK Shares, the “European Shares” and such entity “Buck Germany”).

          WHEREAS, (i) the Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, the Shares (ii) the UK Buyer desires to purchase from the UK Seller, and the UK Seller desires to sell to the UK Buyer, the UK Shares and (iii) the German Buyer desires to purchase from the UK Seller, and the UK Seller desires to sell to the German Buyer, the German Shares, each upon the terms and subject to the conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, Buyer and Seller do hereby agree as follows:

ARTICLE I
DEFINITIONS

     1.1 General Provisions. For all purposes of this Agreement, except as otherwise expressly provided:

          (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

          (b) all accounting terms used herein have the meanings assigned to them under GAAP (as defined in Section 1.2);

          (c) all references herein to designated “Articles,” “Sections” and other subdivisions and to “Exhibits” and “Schedules” are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and schedules to this Agreement;

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

          (f) all references herein to (i) Seller’s “knowledge” shall mean the actual personal knowledge as of the relevant date of (A) each of the members of the Executive Management Group of Seller, (B) all persons in the Strategic Planning and Legal Departments of Seller actively involved in the transactions contemplated hereby; and (C) the persons who manage the Business listed in Section 1.1(f) of the Seller’s Disclosure Schedule; and (ii) Buyer’s “knowledge” shall mean the actual personal knowledge of each of (A) the members of the executive management group of Buyer and (B) each officer in Buyer’s legal department involved in the transactions contemplated hereby;

          (g) all references herein to “books and records” shall include, without limitation, computer records and files;

          (h) all references to Seller, UK Seller, Buyer, UK Buyer, German Buyer or the Company and the Subsidiaries (including, without limitation, references to the

Company and the Subsidiaries in Section 7.3) shall include any successor or assign of such Person;

          (i) in Sections 4.14 and 4.15, all references to Buyer shall include references to Buyer or any Affiliate of Buyer and all references to Seller shall include references to Seller or any Affiliate of Seller; and

          (j) all references to “party” or “parties” herein shall include references to Buyer, UK Buyer and German Buyer, on the one hand, and Seller and UK Seller, on the other hand.

     1.2 Specific Provisions. As used herein the following definitions shall apply:

          “Acquiring Person” is defined in Section 7.3(e).

          “Action” means any action, complaint, investigation, petition, suit, demand or other proceeding, whether civil, criminal or regulatory, in law or in equity, or before any arbitrator or Governmental Entity.

          “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          “Agreed Adjustments” is defined in Section 2.4(c).

          “Agreed Rate” means, as of the date of any payment of interest to be made by reference thereto, the “fed funds rate,” which shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/ 100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided, that if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day.

          “Agreement” means this Agreement by and between Buyer, UK Buyer, German Buyer, UK Seller and Seller as amended or supplemented together with all Exhibits and Schedules hereto.

          “Agreement Matters” is defined in Section 16.19.

          “Annual Financial Statements” is defined in Section 4.8.

          “Applicable Exchange Rate” is defined in Section 6.14.

          “Approval” means with respect to a given Person any approval, authorization, waiver (including waiver of any right to terminate or otherwise adversely affect the rights of the Company or the Subsidiaries under any Material Contract on account of the transactions contemplated hereby), consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained by such Person from, or any notice, statement or other communication required to be filed by such Person with or delivered by such Person to, any Governmental Entity or any other Person.

          “Basket Amount” is defined in Section 12.4(b).

          “Benefit Changeover Date” is defined in Section 14.2(a).

          “Buck Germany” is defined in the Recitals to this Agreement.

          “Business” means the global human resources consulting and outsourcing business conducted by the Company and the Subsidiaries, including the Company’s interests in the Investments, but excluding (1) “the Subsidiaries not part of the Business on the Closing Date” referred to in Section 4.3(a) of the Seller’s Disclosure Schedule, (2) the Excluded Intangible Property, (3) the rights and obligations of the Company and the Subsidiaries with respect to the Actions contemplated by Section 12.1(d) and all reserves related thereto (other than Employment Actions), (4) the right, title, interest and obligations of the Company or any Subsidiary under the Retained Leases and all reserves related thereto, (5) the Mellon Pension Services business (it being understood that the exclusion of the Mellon Pension Services business is detailed in column 3 of the Current Balance Sheet), (6) the Retained Business and (7) any other business conducted by Seller or its Affiliates (other than the Company and the Subsidiaries).

          “Buyer” is defined in the caption to this Agreement.

          “Buyer Indemnified Person” is defined in Section 12.1.

          “Buyer’s Benefit Plans” is defined in Section 14.2(a).

          “Buyer’s Proposed Change in Net Equity” is defined in Section 2.4(b).

          “Buyer’s Report” is defined in Section 2.4(b).

          “Canadian Funded Plan” is defined in Section 6.14.

          “Canadian Unfunded Plan” is defined in Section 6.14.

          “Cap Amount” is defined in Section 12.4(b).

          “Change in Net Equity” means the difference between the Initial Net Equity and the Effective Time Net Equity (which shall be a positive number if Effective Time Net Equity exceeds Initial Net Equity and a negative number if it does not).

          “Closing” means the consummation of the purchase and sale of the Shares and the European Shares pursuant to this Agreement.

          “Closing Date” means the date of the Closing.

          “Closing Purchase Price” is defined in Section 2.2.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Company” is defined in the Recitals to this Agreement.

          “Company Benefit Plan” is defined in Section 14.2(e).

          “Company Guarantee Obligations” is defined in Section 7.2(b).

          “Company’s 401(k) Plan” is defined in Section 14.2(f).

          “Competitive Business” is defined in Section 7.3(a)(i).

          “Continuing Arrangement Agreements” means Contracts to be entered into at or prior to the Closing between the Company and/or one of the Subsidiaries, on the one hand, and the Seller and/or one of its Affiliates (other than the Company or any Subsidiary), on the other hand, regarding commercial arrangements between such Persons following the Closing, reflecting the terms set forth in the terms sheets attached hereto as Exhibit D and containing such other terms and conditions as are customary for such types of agreements as are acceptable to Buyer and Seller negotiating in good faith.

          “Contract” means any binding agreement, contract or arrangement (in each case whether written or unwritten), bond, note, commitment, franchise, indemnity, indenture,

instrument, lease or license, together with any schedules or documents executed or delivered in connection therewith and any modifications, amendments or supplements thereto.

          “Contract Employee” is defined in Section 14.1(a).

          “Cooperation Agreement” is defined in Section 9.8.

          “Current Balance Sheet” means the consolidated balance sheet of the Company and the Subsidiaries referenced in Section 4.8.

          “Current Financial Statements” is defined in Section 4.8.

          “Data Center and Corporate Utilities” means software utilities and software tools generally used in data centers similar to Seller’s data center in Pittsburgh, Pennsylvania and corporate infrastructure software. For avoidance of doubt, examples of software utilities and software tools generally used in data centers include operating systems, security systems, network management tools, telecommunications software, wireless network services, application monitoring tools, output management tools, business recovery/failover utilities, storage management tools, shared database management systems, directory services, remote access facilities, application servers/TP monitors, web servers, messaging/middleware systems and application development aids. Examples of corporate infrastructure software include email systems, help desk services, collaboration tools, content management tools, file/data transmission tools and services, voice mail systems and media publishing services. Data Center and Corporate Utilities shall not include (i) software installed on servers or computers owned by the Company or the Subsidiaries, (ii) desktop software such as, without limitation, MicroSoft Office, Microsoft Outlook and other similar desktop applications or (iii) software applications specific to the operation of a human resources consulting and outsourcing business. “Deferred Compensation Plans” is defined in Section 6.14(d).

          “Dr. Dr. Heissmann” is defined in Section 9.8.

          “Effective Time” means as of 12:00:01 a.m., Eastern time, on the first day of the month in which the Closing occurs.

          “Effective Time Balance Sheet” is defined in Section 2.4(a).

          “Effective Time Net Equity” is defined in Section 2.4(b).

          “Effective Time Receivables” is defined in Section 7.6(a).

          “Employee Benefit Plans” means all Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA), all Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) including any plans or programs providing similar benefits as are maintained in any jurisdiction outside of the United States, and each other employee benefit program, policy, agreement, arrangement or payroll practice, whether or not subject to ERISA or the Code or similar foreign Law, which provides any bonus, commission, profit-sharing, incentive, change in control, severance or termination benefit, or that is a payroll policy, vacation, fringe benefit, deferred compensation, stock option, stock appreciation right, stock bonus, other stock-based compensation plan, retirement benefits plan or similar arrangement.

          “Employees” means those personnel employed by the Company or the Subsidiaries in connection with the Business as of December 31, 2004, all of whom are listed in Section 4.14(a)(i) of the Seller’s Disclosure Schedule (including any such employees on leave who are Inactive Employees), together with any additions thereto and subject to any reductions therefrom arising in the ordinary course of business after December 31, 2004 through and including the Closing Date, all of whom are indicated on the updated Section 4.14(a)(i) of the Seller’s Disclosure Schedule; provided, however, that individuals employed by the Business in the United States who are on short-term disability or other leave as of the Closing Date shall not become Employees until such time, if ever, as they return to active employment.

          “Employment Action” means an Action raised or made by or on behalf of an Employee and that is based on an employer-employee relationship between such person and the Company or the Subsidiaries and pertains to employment workplace claims of sexual harassment, retaliation, wrongful termination, hostile work environment and similar claims but does not include claims related to employee benefits, including pension plans except and solely to the extent that any such employee benefit claim is one for which a Seller Indemnified Party is entitled to indemnification from Buyer under Section 12.2(d), (e) or (f).

          “Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, Law, equity or otherwise.

          “Environmental Claim” means any Action or any other written notice, claim or demand, alleging liability or potential liability under or relating to any Environmental Laws.

          “Environmental Laws” means all federal, state, local and foreign statutes, Laws and regulations relating to pollution, occupational health or safety, protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata), including Laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          “ERISA Affiliate” means any Person other than Seller and the Company who, together with Seller and/or the Company, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          “Estimated Deferred Compensation Plan Adjustment” is defined in Section 6.14(d).

          “Estimated Pension Plan Purchase Price Adjustment” is defined in Section 6.14(a).

          “European Companies” means Mellon Human Resources and Investor Solutions (Actuaries & Consultants) Limited and its direct and indirect subsidiaries and Buck Consultants GmbH.

          “European Shares” is defined in the Recitals to this Agreement.

          “Exchange Act” is defined in Section 4.28.

          “Excluded Company Plans” is defined in Section 14.2(e).

          “Excluded Intangible Property” means the names “Mellon,” “Dreyfus,” “The Boston Company,” and “Boston Safe” and any names derived therefrom and any rights (ownership, licensed or otherwise) of the Company or any of the Subsidiaries to use the marks “Mellon,” “Dreyfus,” “Boston Safe,” “The Boston Company,” and/or any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other distinctive identification, indicia of origin, including, without limitation any and all colors, styles, forms and formats associated therewith, and any adaptations, translations, composites or derivatives of the foregoing, and all registrations and applications for registration of any of the foregoing, and all goodwill associated with and symbolized by the foregoing (“Trademark Rights”), except for the Trademark Rights explicitly and specifically granted to Buyer hereunder.

          “Facilities Lease Assignment” means an assignment of a Facility Lease, which assignment shall be in form and substance reasonably satisfactory to Seller and Buyer negotiating in good faith.

          “Facilities Lease Sublease” means a sublease of all or a portion of the premises covered by a Facility Lease, which sublease shall be in form and substance reasonably satisfactory to Seller and Buyer negotiating in good faith.

          “Facility Leases” means the Contracts providing the Company or any Subsidiary with a leasehold interest or right of occupancy in certain premises situated within the locations listed in the initial unnumbered list of locations set forth at the beginning of Section 6.4 of the Seller’s Disclosure Schedule.

          “Final Change in Net Equity” is defined in Section 2.4(d).

          “Final Deferred Compensation Plan Adjustment” is defined in Section 6.14(d).

          “Final Pension Plan Purchase Price Adjustment” is defined in Section 6.14(b).

          “Financial Statements” is defined in Section 4.8.

          “Former Employee” means any individual previously employed by the Company or a Subsidiary, but who is not an Employee as of the Closing Date.

          “GAAP” means generally accepted United States accounting principles; provided, however, that the financial statements prepared or delivered pursuant to this

Agreement shall not be required to, and shall not, contain all the footnotes contemplated by GAAP or consist of all the financial statements contemplated by GAAP.

          “German Amendments” means the amendments to each of the German Documents, as described in Section 9.8.

          “German Assignment Agreement” is defined in Section 3.2(p).

          “German Buyer” is defined in the caption to this Agreement.

          “German Documents” means the Cooperation Agreement, the Joint Venture Agreement, the Notarized Agreement and any amendments relating thereto.

          “German Shares” is defined in the Recitals to this Agreement.

          “Government Contracts” is defined in Section 4.29(a).

          “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, tax authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          “Inactive Employee” is defined in Section 4.14(a).

          “Indebtedness” means obligations on account of money borrowed, bonds, debentures, notes or similar instruments, capitalized leases, letters of credit or guarantees.

          “Indemnifiable Claim” means any Loss for or against which any party is entitled to indemnity under this Agreement.

          “Indemnified Party” means a party entitled to indemnity under this Agreement.

          “Indemnifying Party” means a party obligated to provide indemnity under this Agreement.

          “Independent Third Party Actuary” means an internationally recognized actuary agreed upon by the parties acting in good faith.

          “Initial Net Equity” means the book value of the Net Equity as shown on the Current Balance Sheet.

          “Insurance Proceeds” means, to the extent assignable, all rights of Seller, the UK Seller, the Company, and the Subsidiaries thereafter as loss payee and/or additional insured under any insurance policies.

          “Intangible Property” means all patents, trade names (registered or unregistered), trade dress, trademarks (registered or unregistered), service marks (registered or unregistered), service names, domain names, mask works, copyrights (registered or unregistered), technology, know-how, processes, trade secrets, and all other intellectual or intangible property, confidential or proprietary technical and business information, inventions, proprietary data, formulae, research and development data, computer software applications (including source codes), databases, networks, systems, other copyrights and works of authorship, software licenses, and all worldwide rights associated therewith, together with all applications for the same, including any registrations or applications for registration of any of the foregoing and all goodwill associated with the foregoing.

          “Investments” means JV HoldCo and its subsidiaries, Dr. Dr. Heissmann and its subsidiaries and the minority equity interests held directly or indirectly by the Company, all as described in Section 4.3(b) of the Seller’s Disclosure Schedule.

          “IRS” means the Internal Revenue Service or any successor entity.

          “IRS Closing Agreement” is defined in Section 13.10.

          “Joint Venture Agreement” is defined in Section 9.9.

          “JV HoldCo” means Heissmann Consultants Holding GmbH.

          “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Entity and any Order, in each instance as in effect as of the date hereof.

          “Loss” means any action, cost, damage (excluding special, punitive, incidental or consequential damages, except to the extent awarded by a court in a third-party claim),

disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

          “Material Adverse Effect” means a material adverse effect on the business, assets, operations, results of operations, revenues, liabilities, financial condition or net income of the Business, or on the ability of the Seller, the UK Seller or the Company to consummate the transactions contemplated hereby.

          “Material Company Licenses” is defined in Section 4.10(a).

          “Material Contracts” is defined in Section 4.11(a).

          “Material Customer Contracts” is defined in Section 4.11(a).

          “Material Intangible Property” is defined in Section 4.10(a).

          “Material Investments” means Heissmann Consultants Holding GmbH and Dr. Dr. Heissmann GmbH Unternehmensberatung fur Versorgung & Vergutung.

          “Material Lease” means each Facility Lease (other than a Retained Lease) pursuant to which the annualized base rent as of December 31, 2004 payable by or allocated to the Business under each such Facility Lease is equal to or greater than $450,000.

          “Material Licenses” is defined in Section 4.10(a).

          “Material Seller Licenses” is defined in Section 4.10(a).

          “Material Subsidiary” means the following Subsidiaries: Mellon HR Solutions LLC, Mellon Consultants, LLC, Mellon Consultants Limited, and Mellon Human Resources and Investor Solutions (Actuaries and Consultants) Limited.

          “Mellon UK” is defined in the Recitals to this Agreement.

          “Multiple Employer Plan” is defined in Section 4.15(b).

          “Neutral Accounting Firm” means Deloitte & Touche LLP.

          “Neutral Accounting Report” is defined in Section 2.4(d).

          “Net Equity” means the consolidated assets less the consolidated liabilities of the Company and the Subsidiaries, determined in accordance with GAAP in a manner consistent with the determination thereof reflected on the Current Balance Sheet and after the eliminations and adjustments made in the preparation of the Current Balance Sheet, as reflected therein and in the notes thereto.

          “Non-Competition Period” is defined in Section 7.3(a).

          “Notarized Agreement” is defined in Section 9.9.

          “Notice” is defined in Section 6.8(b).

          “Order” means any decree, injunction, stay, judgment, order, ruling, assessment or writ.

          “Owned Material Intangible Property” is defined in Section 4.10.

          “PBGC” is defined in Section 4.15(c).

          “Pension Liabilities” is defined in Section 6.14(b).

          “Permit” means any license, permit, franchise, certificate of authority, authorization, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          “Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due and payable and, for those existing on the date of the Current Balance Sheet or the Effective Time Balance Sheet, for which adequate reserves in accordance with GAAP are reflected on the face of such Current Balance Sheet or Effective Time Balance Sheet, (ii) mechanics liens, materialmen liens arising or incurred in the ordinary course of business with respect to which the underlying obligation is not delinquent, (iii) Encumbrances under equipment leases with third parties entered into in the ordinary course of business, (iv) the rights of Buyer, UK Buyer and German Buyer and Seller and UK Seller, respectively, under this Agreement and the Related Documents, (v) the rights of any person claiming by, through or under Buyer; (vi) in the case of tangible property, immaterial Encumbrances or defects of title which do not, individually or in the aggregate, materially adversely affect the use or value of such property as used in the Business through the Closing Date and (vii) subleases and other occupancy agreements with third parties for premises, or portions thereof, leased under a Facility Lease.

          “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          “Post-Effective Time Receivables” is defined in Section 7.6(a).

          “Professional Malpractice Action” means an Action against Buyer or its Affiliates, the Company, any Subsidiary, the UK Seller or the Seller or its Affiliates with respect to the Business, regarding malpractice, whether arising as a result of negligence, malfeasance or otherwise, or breach of duty, whether as fiduciary or otherwise, in any case arising from or relating to the provision of actuarial services of any type.

          “Purchase Price” is defined in Section 2.2.

          “Related Documents” means the TSA, Shared Space Agreements, Continuing Arrangement Agreements, the Seller’s Licenses, the Seller’s Assignments, the Third Party Assignments, the Facilities Lease Assignments, the Facilities Lease Subleases, the IRS Closing Agreement and the Reverse TSA.

          “Regular Employee” is defined in Section 14.1(a).

          “Regulated Substance” means (i) any “hazardous substance” or “pollutant” or “contaminant,” as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code § 9601 et seq.), or Title 40 Code of Federal Regulations Part 302, (ii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous), (iii) “petroleum,” as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code § 6691 et seq.), or Title 40 Code of Federal Regulations § 280.1, or (iv) any other substance or waste which is regulated under any applicable Environmental Law with respect to its discharge or release, collection, storage, transportation for disposal, treatment or disposal.

          “Retained Business” is defined in Section 6.13.

          “Retained Company Plans” is defined in Section 14.2(e).

          “Retained Leases” means those Facility Leases listed on Schedule 6.4(c) of the Seller’s Disclosure Schedule.

          “Reverse TSA” means a Transitional Services Agreement between the Company or a Subsidiary and Seller or a Canadian Affiliate thereof in the form of Exhibit F hereto.

          “Section 338(h)(10) Election” is defined in Section 13.9(a).

          “Seller” is defined in the caption to this Agreement.

          “Seller Guarantee Obligations” is defined in Section 7.2(b).

          “Seller Indemnified Person” is defined in Section 12.2.

          “Seller Owned Material Intangible Property” is defined in Section 4.10.

          “Seller’s Assignment” is defined in Section 6.5.

          “Seller’s 401(k) Plan” is defined in Section 14.2(f).

          “Seller’s Benefit Plan Vendors” is defined in 14.2(g).

          “Seller’s Benefit Plans” is defined in Section 4.15(a).

          “Seller’s Disclosure Schedule” means the schedule designated as such delivered by Seller to Buyer on or before the execution and delivery of this Agreement and attached hereto as Exhibit C.

          “Seller’s License” is defined in Section 6.5.

          “Shared Space Agreements” means those agreements between the Company and/or one or more of its Subsidiaries, on the one hand, and the Seller and/or one or more of its Affiliates (other than the Company or a Subsidiary), on the other hand, for the sharing of portions of premises leased under certain of the Facility Leases for a transitional period following the Closing, in the form of Exhibit E hereto.

          “Shares” is defined in the Recitals to this Agreement.

          “Special Representations” is defined in Section 11.3.

          “Specified Receivables” is defined in Section 7.6(a).

          “Specified Receivable Trigger Date” is defined in Section 7.6(a).

          “Subsidiary” means (i) each Person a majority of the shares of stock or other equity interests of which are owned, directly or indirectly, by the Company and (ii) Mellon Human Resources and Investor Solutions (Actuaries & Consultants) Limited and Buck Consultants GmbH and each of their direct and indirect subsidiaries, but excluding (i) the Investments and (ii) the entities which will not be included in the Business at the Closing pursuant to Sections 6.13(a) and (c) hereof.

          “Subsidiaries Equity Interests” is defined in Section 4.3(a).

          “Tax” means all amounts paid or payable to a Governmental Entity, whether foreign, federal, state, county or local taxes, charges, fees, levies, or other assessments of whatever kind or nature, including without limitation, all net income, gross income, gross receipts, sales, use, value added, services, ad valorem, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, assessments of charges of any kind whatever (together with any interest, penalty or addition to tax).

          “Tax Return” means any return, report, declaration, estimate, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity with respect to Taxes.

          “Third Party Assignment” is defined in Section 6.5.

          “Third Party Rights” is defined in Section 4.10(b).

          “Transferred Employees” is defined in Section 14.1(a).

          “Transition Period” is defined in Section 14.2(g).

          “TSA” is defined in Section 3.2(i).

          “UK Buyer” is defined in the caption to this Agreement.

          “UK Funded Plan” is defined in Section 6.14.

          “UK Pension Plan” is defined in Section 14.2(c).

          “UK Seller” is defined in the caption to this Agreement.

          “UK Shared Services Employees” is defined in Section 14.1(c).

          “UK Shares” is defined in the Recitals to this Agreement.

          “UK Transferred Employees” is defined in Section 14.1(a).

          “US Transferred Employees” is defined in Section 14.1(a).

          “Under-Funded Plan” is defined in Section 6.14.

          “Unifi Agreement” is defined in Section 4.11(b).

          “WARN Act” is defined in Section 12.2(d).

ARTICLE II
PURCHASE AND SALE OF INTERESTS

     2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, (i) the Seller agrees to sell and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, the Shares, (ii) the UK Seller agrees to sell and deliver to the UK Buyer, and the UK Buyer agrees to purchase from the UK Seller, the UK Shares, and (iii) the UK Seller agrees to sell and deliver to the German Buyer, and the German Buyer agrees to purchase from the UK Seller, the German Shares.

     2.2 Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid by the Buyer, the UK Buyer and the German Buyer to the Seller and the UK Seller for the Shares and the European Shares shall be an amount equal to Four Hundred Forty-Five million dollars ($445,000,000) plus interest thereon from the day on which the Effective Time occurs to the Closing Date at the Agreed Rate, as adjusted as provided in Sections 2.3 and 2.4 below. The Purchase Price will be paid as follows: (i) the Buyer shall pay the Seller an amount equal to Three Hundred Ninety-Four and One-Half million dollars ($394,500,000) plus interest thereon as set forth above for the Shares, (ii) the UK Buyer shall pay the UK Seller an amount equal to Forty-Four million dollars ($44,000,000) plus interest thereon as set forth above for the UK Shares, and (iii) the German Buyer shall pay the UK Seller an amount equal to Six and One-Half million dollars ($6,500,000) plus interest thereon as set forth above for the German Shares. At the Closing the Buyer, the UK Buyer and the German Buyer shall pay to the Seller and the UK Seller, in the aggregate, the Purchase Price prior to such adjustment except that the Purchase Price payable at Closing pursuant to clause (i) of this Section 2.2 shall be reduced by the adjustments contemplated by Section 2.3(b)(i) and (c)(i) (the “Closing Purchase Price”).

     2.3 Purchase Price Adjustments.

          (a) The Purchase Price shall be reduced or increased by the Change in Net Equity.

          (b) In addition, the Purchase Price shall be reduced by the Final Pension Plan Purchase Price Adjustment as follows: (i) the Purchase Price payable at the Closing shall be reduced by the Estimated Pension Plan Purchase Price Adjustment; and (ii) upon determination of the Final Pension Plan Purchase Price Adjustment pursuant to Section 6.14(b), the Purchase Price shall be reduced or increased by the amount paid pursuant to Section 6.14(c).

          (c) In addition, the Purchase Price shall be reduced by the amount payable pursuant to Section 6.14(d) as the Final Deferred Compensation Plan Adjustment as follows: (i) the Purchase Price payable at the Closing shall be reduced by the Estimated Deferred Compensation Plan Adjustment; and (ii) the difference between the Estimated Deferred Compensation Plan Adjustment and the Final Deferred Compensation Plan Adjustment shall be accounted for and paid in the Change in Net Equity.

          (d) All of the adjustments to the Purchase Price contemplated by this Section 2.3 shall be made to the Purchase Price payable pursuant to clause (i) of Section 2.2.

     2.4 Procedure to Reconcile Adjustments of Purchase Price for Changes in Net Equity.

          (a) Effective Time Balance Sheet. Subject to Section 2.4 hereof, not later than 20 business days after the Closing Date, Seller shall deliver to Buyer (i) a consolidated balance sheet of the Company and the Subsidiaries as of the Effective Time (the “Effective Time Balance Sheet”), (ii) a statement setting forth the Effective Time Net Equity and the Change in Net Equity, computed on the basis of such Effective Time Balance Sheet, both prepared by Seller, and (iii) an account reconciliation with respect to each of the adjustments made between the Current Balance Sheet and the Effective Time Balance Sheet. The Effective Time Balance Sheet, the Effective Time Net Equity and the Change in Net Equity shall be prepared from the books and records of the Company in accordance with GAAP (and shall contain the same components and be prepared on a basis consistent with the preparation of the Current Balance Sheet, as the methodology of the components and preparation of such Current Balance Sheet is identified on Section 2.4(a) of Seller’s Disclosure Schedules).

          (b) Review of Effective Time Balance Sheet by Buyer. Following the delivery of the Effective Time Balance Sheet, Buyer shall conduct a review, to be completed as promptly as practicable but in any event not later than 45 days thereafter, of the Effective Time Balance Sheet and the Effective Time Net Equity, and, upon completion of such review, shall deliver written notice (the “Buyer’s Report”) to Seller setting forth (i) a schedule of all adjustments, if any, to the Effective Time Balance Sheet and the Effective Time Net Equity determined by Buyer to be required under GAAP applied on the basis contemplated by Section 2.4(a) to generate the Effective Time Balance Sheet and calculate the Change in Net Equity hereunder, and (ii) a report stating that in Buyer’s opinion the Change in Net Equity, after giving effect to such adjustments to the Effective Time Change in Net Equity, as Buyer believes to be required under GAAP, has been determined in accordance with the provisions of this Agreement (such Change in Net Equity as so determined being the “Buyer’s Proposed Change in Net Equity”). As used herein, “Effective Time Net Equity” means the Net Equity determined as of the Effective Time.

          (c) Review by Seller. Promptly following receipt of Buyer’s Report, Seller shall review the same and, as promptly as practicable, but in any event not later than 30 days thereafter, may deliver to Buyer its objections, if any, to Buyer’s Report together with a summary of the reasons therefor and calculations supporting such adjustments that, in its view, are necessary to eliminate such objections. In the event Seller does not so object within such 30 day period, the Change in Net Equity set forth in Buyer’s Report shall be final and binding as the Change in Net Equity. In the event Seller so objects within such thirty day period, Buyer and Seller shall endeavor to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Change in Net Equity and, in the event Seller and Buyer so resolve any such differences, the Change in Net Equity set forth in the Buyer’s Report as adjusted by the Agreed Adjustments shall be final and binding as the Change in Net Equity.

          (d) Audit by Neutral Accounting Firm. In the event any objections lodged by Seller in accordance with Section 2.4(c) above are not resolved by Agreed Adjustments within the 30 day period next following the 30 day period referred to in Section 2.4(c) above, then Buyer and Seller shall jointly direct the Neutral Accounting Firm to conduct, as promptly as practicable, but in any event not later than 45 days after such direction, such audit of the Effective Time Balance Sheet and the Change in Net Equity (each as set forth in the Buyer’s Report) as they believe to be necessary to resolve the objections (it being understood that under no circumstances shall they be charged with reconsidering or conducting an audit of any elements of the Effective Time Balance Sheet or the Change in Net Equity as to which no objection has been lodged and which do not bear directly on the matters or conclusions objected to), and to deliver a written notice (the “Neutral Accounting Report”) to each Buyer and Seller setting forth what adjustments, if any, to the Effective Time Balance Sheet and the Change in Net Equity the Neutral Accounting Firm believes to be required under GAAP to resolve such objections, and the amount of the Change in Net Equity after giving effect to such adjustments (such audited Change in Net Equity if and as so adjusted being the “Final Change in Net Equity”). In such event, the Final Change in Net Equity shall be final and binding as the Change in Net Equity under this Agreement.

          (e) Access to Information; Fees and Expenses. The parties hereto shall make available to Buyer, Seller and, if applicable, the Neutral Accounting Firm, such books, records and other information (including work papers) as any of them may reasonably request to prepare, review or audit, as the case may be, the Effective Time Balance Sheet and the Change in Net Equity hereunder; provided, however, that under no circumstances shall Seller be required to make available to Buyer Tax Returns filed by any of Seller’s Affiliates (other than the Company and the Subsidiaries). The fees and expenses of the Neutral Accounting Firm, if any, shall be paid 50% by Buyer and 50% by Seller.

          (f) Procedure in Event of Qualified Report. If the Neutral Accounting Firm should conclude that it is unable to determine one or more issues or amounts necessary to complete an audit of the Effective Time Balance Sheet, the Change in Net Equity and prepare and deliver the Neutral Accounting Report, it shall promptly so notify Buyer and Seller who shall endeavor to jointly agree on such issue or amount. If Seller and Buyer are unable to reach a written agreement concerning such issue or amount within thirty days after receipt of any such notice, the issue or amount in question shall be determined in accordance with the provisions of Section 16.15. The decision reached pursuant thereto shall be conclusive and binding for purposes of use hereunder by the Neutral Accounting Firm, as the case may be.

     2.5 Final Payment of Purchase Price. Promptly, but in any event not later than five days, after the final determination of the Change in Net Equity as set forth herein, (a) in the event that the Change in Net Equity is a positive amount, Buyer shall pay to Seller by wire transfer of funds immediately available in Pittsburgh, Pennsylvania such amount plus interest thereon from the day on which the Effective Time occurs to the date of payment thereof at the Agreed Rate, or (b) in the event the Change in Net Equity is a negative amount, Seller shall pay to Buyer by wire transfer of funds immediately available in Dallas, Texas such amount plus interest thereon from the day on which the Effective Time occurs to the date of payment thereof at the Agreed Rate.

ARTICLE III
CLOSING

     3.1 Closing Date. The Closing shall take place at the offices of Reed Smith LLP, James H. Reed Building, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219, on the second business day after the last to be satisfied of the conditions specified in Articles VIII, IX and X shall have been satisfied, or at such other place or on such other date as Seller and Buyer may agree. Upon consummation, the Closing shall be deemed to be effective for financial and accounting purposes as of the Effective Time.

     3.2 Items to be Delivered at the Closing by Seller and UK Seller. At the Closing, the Seller or the UK Seller, as applicable, shall deliver or cause to be delivered to Buyer, the UK Buyer and the German Buyer, as applicable:

          (a) Certificates for the Shares and the European Shares, duly endorsed or accompanied by stock powers duly endorsed in blank and in form proper for transfer, with transfers duly executed by the registered holder thereof in favor of the Buyer or the Buyer’s designee in accordance with Section 16.5, with respect to the Shares, the UK Buyer, with respect to the UK Shares, and the German Buyer, with respect to the German Shares, and certificates or any other documents which may be required to give good and marketable title to the Shares and the European Shares, free and clear of all Encumbrances, and to enable the Buyer to procure registration of the Shares in its name or in the name of its designee, the UK Buyer to procure registration of the UK Shares in its name and the German Buyer to procure registration of the German Shares in its name, together with certificates representing the equity interests, if certificated, of each Subsidiary and the Investments owned, directly or indirectly, by the Company, a Subsidiary or the UK Seller, as applicable, immediately prior to the Closing.

          (b) Common seals, all charter documents, share transfer books and check books of the Company and the Subsidiaries and any and all of the Seller’s, the UK Seller’s, the Company’s and the Subsidiaries’ records and documents relating to the Business; provided, however, that Seller may retain a duplicate copy of any such document or item (other than the common seals and check books).

          (c) Written verification that the execution and delivery of this Agreement by the Seller and the UK Seller, performance by the Seller and the UK Seller of their respective obligations under this Agreement and the consummation by the Seller and the UK Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller and the UK Seller and their respective stockholders, in accordance with applicable Law and the charter documents of the Seller and the UK Seller.

          (d) An executed certificate of a duly authorized officer of the Seller, dated as of the Closing Date, certifying that the conditions contained in Article IX have been satisfied.

          (e) A Certificate of Good Standing (or foreign equivalent) with respect to each of the Seller, UK Seller, the Company and the Subsidiaries issued by the Office of the Secretary of State of the state of domicile for each entity (or foreign equivalent office) and, to the extent available as a result of commercially reasonable efforts, a certificate of qualification of each of the Company and the Subsidiaries as a foreign entity authorized to do business in each state in which it is so qualified, each dated not more than thirty (30) days prior to the Closing Date.

          (f) Resignations of each of the officers and directors or managers, as applicable, of the Company and the Subsidiaries designated in Section 3.2(f) of the Seller’s Disclosure Schedule.

          (g) An opinion of counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer confirming the authorized capitalization of the Company, and that the Shares have been duly authorized by all necessary corporate action on the part of the Company, have been validly issued and are fully paid and non-assessable.

          (h) Such further instruments of assignment, conveyance or transfer or other documents of further assurance as the Buyer may reasonably request.

          (i) A copy of the Transitional Services Agreement (the “TSA”) in the form of Exhibit A hereto, duly executed by Seller, the Company and/or one or more of their Affiliates.

          (j) Any other certificates or other documents referred to herein as then to be delivered by Seller or the UK Seller.

          (k) The Seller’s Assignments, the Seller’s Licenses and the Third Party Assignments contemplated by Section 6.5 duly executed by Seller and/or one of its Affiliates (other than the Company or a Subsidiary) and by the Company and/or one of the Subsidiaries.

          (l) Written evidence of the Approvals and Permits contemplated by Section 9.4 and written evidence of the waivers and terminations contemplated by Section 9.6.

          (m) The Continuing Arrangement Agreements and Reverse TSA duly executed by Seller and/or one of its Affiliates (other than the Company or a Subsidiary), as applicable, and by the Company and/or one of the Subsidiaries, as applicable.

          (n) The following, duly executed by Seller and/or one of its Affiliates (other than the Company or a Subsidiary), as applicable, and by the Company and/or one of the Subsidiaries, as applicable, to the extent such documents are executed at or prior to the Closing: (i) all Facility Lease Assignments, Facility Lease Subleases and Shared Space Agreements contemplated by Section 6.4 as to which no Approval or Permit is contemplated by Section 6.4, (ii) the other Facility Lease Assignments, Facility Lease Subleases and Shared Services Agreements as to which Seller is required to obtain an Approval or Permit pursuant to Section 9.4(b) and (iii) if and to the extent an Approval or Permit is obtained, other Facility Lease Assignments, Facility Lease Subleases and Shared Services Agreements as to which Seller is not required to obtain an Approval or Permit pursuant to Section 9.4(b), but Seller nevertheless does obtain such Approval or Permit.

          (o) Fully executed copies of the German Amendments.

          (p) An assignment agreement (the “German Assignment Agreement”) for the transfer of the German Shares in the form and substance required for the notarization of the German Assignment Agreement by a German notary public or a Swiss-German notary public, and any powers of attorney required for the notarization of the German Assignment Agreement and this Agreement, as necessary.

     3.3 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer, the UK Buyer or the German Buyer, as applicable, shall deliver or cause to be delivered to Seller:

          (a) By wire transfer, the Closing Purchase Price in funds immediately available in Pittsburgh, Pennsylvania.

          (b) An executed certificate of a duly authorized officer of the Buyer dated as of the Closing Date, certifying that the conditions contained in Article X have been satisfied.

          (c) Written verification that the execution and delivery of this Agreement by the Buyer, the UK Buyer and the German Buyer, performance by the Buyer, the UK Buyer and the German Buyer of their respective obligations under this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer, the UK Buyer and the German Buyer and their respective stockholders, in accordance with applicable Law and the charter documents of the Buyer, the UK Buyer and the German Buyer.

          (d) Any other certificates or other documents referred to herein as then to be delivered by Buyer.

          (e) A copy of the TSA, duly executed by the Buyer.

          (f) The Continuing Arrangement Agreements and Reverse TSA duly executed by Buyer, as applicable.

          (g) The Seller’s Licenses, the Seller’s Assignments and the Third Party Assignments contemplated by Section 3.2(k) duly executed by Buyer or one of its Affiliates, as applicable.

          (h) The Facilities Lease Assignments, the Facilities Lease Subleases and the Shared Space Agreements contemplated by Section 3.2(n), duly executed by Buyer or one of its Affiliates, as applicable.

          (i) A German Assignment Agreement for the transfer of the German Shares in the form and substance required for the notarization of the German Assignment Agreement by a German notary public or a Swiss-German notary public, and any powers of attorney required for the notarization of the German Assignment Agreement and this Agreement, as necessary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer that, except as otherwise indicated or disclosed on the Seller’s Disclosure Schedule:

     4.1 Organization and Related Matters.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Seller has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party. UK Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. UK Seller has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party.

          (b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all Approvals and Permits to own or lease, as applicable, its properties and assets and as required to carry on the Business in all jurisdictions as now conducted, except where the failure to have any such Approval or Permit would not, in the aggregate, have a Material Adverse Effect. The Company is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction except such jurisdictions in which its failure to be so qualified would not, in the aggregate, have a Material Adverse Effect.

          (c) Except as set forth in Section 4.1(c) of the Seller’s Disclosure Schedule, each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all Approvals and Permits to own or lease, as applicable, its respective properties and assets and as required to carry on the Business in all jurisdictions as now conducted, except where the failure to have any such Approval or Permit would not, in the aggregate, have a Material Adverse Effect. Each Subsidiary is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction except such jurisdictions in which its failure to be so qualified would not, in the aggregate, have a Material Adverse Effect.

          (d) Section 3.2(f) of the Seller’s Disclosure Schedule sets forth a list of each executive officer and director or manager, as applicable, of each of the Company and each Subsidiary and any directors or advisory board members of JV HoldCo or any other Investment who are appointed by the Company or one of the Subsidiaries.

     4.2 Capitalization. The authorized equity interests of the Company consist solely of 1,000 shares of common stock, of which 100 are issued, outstanding, fully paid and non-assessable and constitute the Shares. Seller is the record and beneficial owner and holder of the Shares free and clear of all Encumbrances. At the Closing, Seller will transfer the Shares to Buyer and vest Buyer with good and marketable title to the Shares, free and clear of all Encumbrances other than Encumbrances of the nature set forth in clauses (iv) and (v) of the definition of Permitted Encumbrances, and the UK Seller will transfer the UK Shares to the UK Buyer and the German Shares to the German Buyer and vest the UK Buyer and the German Buyer with good and marketable title to the UK Shares and the German Shares, respectively, free and clear of all Encumbrances other than Encumbrances of the nature set forth in clauses (iv) and (v) of the definition of Permitted Encumbrances. Other than this Agreement, there are no Contracts relating to the issuance, sale or transfer of any equity interests or other securities of the Company, Mellon UK or Buck Germany. Each of the Shares and the European Shares have been issued in compliance with all applicable Laws and there has been no violation of any preemptive right. Except as set forth in this Agreement, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests or other securities of the Company, Mellon UK or Buck Germany or obligating the Seller, the UK Seller, the Company, Mellon UK or Buck Germany to issue or sell any equity interests or other securities of the Company, Mellon UK or Buck Germany, respectively. There are no outstanding contractual obligations of the Company, Mellon UK or Buck Germany to repurchase, redeem or otherwise acquire any equity interests or other securities of such entity or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting of the Shares or the

European Shares and there are no preemptive rights with respect to the Shares or the European Shares.

     4.3 Subsidiaries and Investments.

          (a) Section 4.3(a) of the Seller’s Disclosure Schedule sets forth a true and complete list of all the Subsidiaries. The authorized capital stock, number of shares of capital stock issued and outstanding or partnership or other equity interests of each of the Subsidiaries (the “Subsidiaries Equity Interests”) and ownership of each of the Subsidiaries is as set forth in Section 4.3(a) of the Seller’s Disclosure Schedule, and all of the Subsidiaries Equity Interests are validly issued, fully paid and nonassessable. None of the Subsidiaries Equity Interests was issued in violation of any applicable Law or preemptive rights. Except as set forth in Section 4.3(a) of the Seller’s Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or partnership or other equity interests of the Subsidiaries or obligating any Subsidiary, the Seller, the UK Seller or the Company to issue or sell any shares of capital stock or partnership or other equity interests of, or any other interest in, the Subsidiaries. There are no outstanding contractual obligations of the Subsidiaries to repurchase, redeem or otherwise acquire any equity interests or other interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The equity interests set forth in Section 4.3(a) of the Seller’s Disclosure Schedule constitute all the issued and outstanding equity interests in the Subsidiaries and are owned (x) of record and beneficially, directly or indirectly, solely by the Company, or, in the case of Buck Germany and Mellon UK following the transactions contemplated by Section 6.13, the UK Seller and (y) free and clear of all Encumbrances, other than Encumbrances of the nature set forth in clauses (i), (iv) or (v) of the definition of Permitted Encumbrances. At the time of the transfer of the Shares to Buyer, the UK Shares to the UK Buyer and the German Shares to the German Buyer, each Subsidiary will have good and marketable title to all of the shares of capital stock or other equity securities of each of their respective direct subsidiaries, in each case free and clear of all Encumbrances other than Encumbrances of the nature set forth in clauses (i), (iv) or (v) of the definition of Permitted Encumbrances. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting of any such interests and there are no preemptive rights with respect to any such interests.

          (b) Except for the Investments set forth in Section 4.3(b) of the Seller’s Disclosure Schedule, which schedule sets forth the direct ownership of the Investments and the direct subsidiaries of JV HoldCo and Dr. Dr. Heissmann GmbH Unternehmensberatung Fur Versorgung & Vergutung, and except for the Subsidiaries, there are no corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth in Section 4.3(b) of the Seller’s Disclosure Schedule, neither the Company nor any Subsidiary is a member of (nor is any part of any of their businesses conducted through) any partnership. Except as set forth in Section 4.3(b) of the Seller’s Disclosure Schedule, neither the Company nor any Subsidiary (i) is a participant in any joint venture or similar arrangement and (ii) is not required to advance, loan or fund monies to, or otherwise guaranty or pay the obligations of (in the form of a loan, capital contribution or otherwise), any such venture or arrangement (including, without limitation, the Investments) and has not made any such advancements, fundings, guaranties, or payments. In addition, none of the Investments is required to advance, loan or fund monies to, or otherwise guaranty or pay the obligations of, the Company or any Subsidiary and has not made any such advancements, fundings, guaranties, or payments. At the time of the transfer of the Shares to Buyer, the UK Shares to the UK Buyer and the German Shares to the German Buyer, the Subsidiaries listed on Section 4.3(b) of the Seller’s Disclosure Schedule will have, good and marketable title to the shares of capital stock or other equity securities described on Section 4.3(b) of the Seller’s Disclosure Schedule in the Investments which are held by such Subsidiaries, in each case free and clear of all Encumbrances (other than as described in Section 4.4(a) of the Seller’s Disclosure Schedule and other than Encumbrances of the nature set forth in clauses (i), (iv) or (v) of the definition of Permitted Encumbrances). Seller has provided Buyer with true, correct and complete copies of the German language versions of each of the German Documents and any existing amendments or agreements relating thereto.

     4.4 Authorization; No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Related Documents to which Seller, the UK Seller or the Company is a party have been duly and validly authorized by the Board of Directors of Seller, the UK Seller and the Company and by all other necessary corporate action on the part of Seller, the UK Seller and the Company. This Agreement constitutes, and when executed and delivered in accordance with this Agreement, each Related Document to which Seller, the UK Seller or the Company is a party will constitute, the legally valid and binding obligation of Seller, the UK Seller or the Company, as the case may be, enforceable against Seller, the UK Seller and the Company, as the case may be, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally and by general principles of equity and public policy. The execution, delivery and performance of this Agreement and each Related Document to which Seller, the UK Seller or the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate the charter documents or bylaws of the Seller, UK Seller or the Company, or (ii) assuming receipt of Approvals listed in Section 4.4(a) of the Seller’s Disclosure Schedule, violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, or trigger any change of control provision contained in, any Material Contract (other than any Material Customer Contract referred to in Section 4.11(a)(vi)(A) hereof), (iii) assuming receipt of the Approvals and Permits listed in Section 4.4(b) of the Seller’s Disclosure Schedule, violate any Law or Order or (iv) result in the imposition of any Encumbrance against the Shares, the Subsidiaries Equity Interests or, except as provided in Section 4.4(a) of the Seller’s Disclosure Schedule, the Investments or any Encumbrance against any other assets of the Company or the Subsidiaries, except, in the case of the Shares, the Subsidiaries Equity Interests or the Investments, Encumbrances set forth in clauses (iv) and (v) of the definition of Permitted Encumbrances, and in all other cases, Permitted Encumbrances.

          (b) Except for matters identified in Section 4.4(b) of the Seller’s Disclosure Schedule, the execution, delivery and performance by Seller, UK Seller or the Company of this Agreement or any of the Related Documents to which Seller, the UK Seller or the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not require any Approval or Permit by any Governmental Entity.

          (c) The failure of the Company or a Subsidiary to obtain the consent required by the Investment Advisors Act of 1940, as amended, in connection with the transactions contemplated hereby with respect to any Material Customer Contract pursuant to which the Company or such Subsidiary provides investment advisory services shall not, in and of itself if such consent is not given, permit the Customer to terminate such Material Customer Contract.

     4.5 Legal Proceedings. Except for the matters identified in Section 4.5 of the Seller’s Disclosure Schedule, there is no Action, or written claim received by the Legal Department of Seller, the Company or any Subsidiary or formal investigation as to which the Legal Department of Seller, the Company or any Subsidiary has received written notice which would be reasonably expected to lead to or result in such an Action, pending against the Seller or any Affiliate (other than the Company or any Subsidiary) that relates to the Business or against the Company, or any Subsidiary, nor is there any Order existing against Seller or any Affiliate (other than the Company or any Subsidiary) that relates to the Business or against the Company or any Subsidiary, that (i) enjoins or seeks to enjoin, or otherwise limits or adversely affects, any activity by the Company or any Subsidiary or (ii) individually or when aggregated with one or more other Actions or Orders has, or would reasonably be expected to have, a Material Adverse Effect.

     4.6 Compliance with Law.

          (a) Except as would not be reasonably expected to result in a Material Adverse Effect, the Company and the Subsidiaries have conducted the Business and their operations and maintained their assets in accordance with applicable Law. Each of the Seller with respect to the Business, the Company and the Subsidiaries have timely and accurately made all required filings, registrations and reports with all Governmental Entities and have not violated any Law with respect to client or customer information, except in each case as would not reasonably be expected to have a Material Adverse Effect.

          (b) Section 4.6 of the Seller’s Disclosure Schedule lists, as of December 31, 2004, all Permits required for the Company and the Subsidiaries to carry on the Business as currently conducted, the absence of which would reasonably be expected to have a Material Adverse Effect. Each such Permit is in full force and effect.

     4.7 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions except for Citigroup Global Markets Inc. as to which Seller shall have full responsibility and neither Buyer, the Company, any Subsidiary nor any Investment shall have any liability.

     4.8 Financial Statements; No Material Liabilities.

          (a) Set forth in Section 4.8 of the Seller’s Disclosure Schedule are true and complete copies of the following: (i) unaudited consolidated statements of income for each of the years ended December 31, 2002 and 2003 of the Company and the Subsidiaries (the “Annual Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2004 (the “Current Balance Sheet”) and

the related unaudited consolidated statement of income of the Company and the Subsidiaries for the year then ended (together with the Current Balance Sheet, the “Current Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) represent actual bona fide transactions, (ii) are based on the books and records of the Company and the Subsidiaries and (iii) fairly present the consolidated results of operations and, in the case of the Current Balance Sheet, the consolidated financial condition of the Company and the Subsidiaries for the periods and as of the date referred to in the Financial Statements, all in accordance with GAAP consistently applied except as disclosed in the notes to the Financial Statements or as otherwise specified in Section 2.4(a) of the Seller’s Disclosure Schedule. The Financial Statements do not reflect any material write-up or revaluation not separately identified increasing the book value of any assets other than write-ups or revaluations made in the ordinary course of business, nor do such Financial Statements reflect any transactions giving rise to any material special or nonrecurring income other than those made in the ordinary course of business, or any change to any of the material assets of the Company or any Subsidiary.

          (b) There are no liabilities of the Business that are required to be disclosed in a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with GAAP, other than the liabilities (i) reflected on the Current Balance Sheet or (ii) incurred since the date of the Current Balance Sheet in the ordinary course of business, consistent with past practice and that would not, individually or in the aggregate, have a Material Adverse Effect.

     4.9 Tangible Assets; Real Property.

          (a) Except as contemplated by the TSA, the Shared Space Agreements, as otherwise contemplated under Section 4.9(b) below with respect to leased real property and as otherwise contemplated below under Section 4.10 with respect to Intangible Property, the Company and the Subsidiaries have good and marketable title to or a valid leasehold interest in, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the material assets used in the conduct of the Business as of the Current Balance Sheet Date and as are reflected on the Current Balance Sheet, except for such assets as are excluded from the definition of Business or as shall have been disposed of after the Current Balance Sheet Date in the ordinary course of business and in compliance with this Agreement.

          (b) Neither the Company nor any Subsidiary owns any real property. The initial unnumbered list of locations set forth at the beginning of Section 6.4 of the Seller’s

Disclosure Schedule sets forth a listing of all premises which are the subject of a Facilities Lease and neither the Company nor any Subsidiary leases or occupies any other leased real property. Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representations or warranties in this Agreement with reference to any of the Retained Leases or any premises which is to be the subject of a Shared Space Agreement or Facilities Lease Sublease after the Closing in which the licensee or subtenant is the Company or a Subsidiary; it being understood that any representations or warranties relating to a premises that is to be the subject of a Shared Space Agreement or Facilities Lease Sublease in which the licensee or subtenant is the Company or a Subsidiary shall be set forth in any such Shared Space Agreement or Facilities Lease Sublease. Seller has made available to Buyer true and complete copies of all existing written Facilities Leases. Neither Seller nor the Company or any Subsidiary has received any written notice that any premises subject to a Facility Lease is subject to any Order to be sold or condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and, to the knowledge of the Seller, no such condemnation, expropriation or taking has been proposed, except, in either case, as would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) The assets of the Company and the Subsidiaries, together with (i) the rights of the Company under the TSA and the Shared Space Agreements, (ii) the rights of the Company and the Subsidiaries to be made available to the Company under or with respect to the Facilities Leases and to the Intangible Property as contemplated by Sections 6.4 and 6.5, respectively and (iii) the rights of the Company and the Subsidiaries under the Continuing Arrangement Agreements, constitute all the assets necessary to conduct the Business substantially as conducted on the date hereof and as of the Closing Date.

          (d) To Seller’s knowledge, the material tangible assets of the Company or any Subsidiary are generally in good working order, reasonable wear and tear excepted.

     4.10 Intangible Property.

          (a) Part I of Section 4.10(a) of the Seller’s Disclosure Schedule lists all Material Intangible Property owned by the Company or any Subsidiary (“Owned Material Intangible Property”). Part II of Section 4.10(a) of the Seller’s Disclosure Schedule lists all Material Intangible Property owned by Seller or any Affiliate of Seller (other than the Company or any Subsidiary) (“Seller Owned Material Intangible Property”). Part IIIA of Section 4.10(a) of the Seller’s Disclosure Schedule lists all Material Intangible Property used solely in connection with the Business as presently conducted which is owned by third parties and the agreement pursuant to which the Company or a Subsidiary is licensed to use any Material Intangible Property and Part IIIB of Section 4.10(a) of Seller’s Disclosure Schedule lists all Material Intangible Property used by the Company or a Subsidiary in connection with the Business and by Seller or its Affiliates in connection with other businesses which is owned by third parties and the agreement pursuant to which the Company or a Subsidiary is licensed to use such Material Intangible Property (collectively, “Material Company Licenses”). Part IVA of Section 4.10(a) of the Seller’s Disclosure Schedule lists all Material Intangible Property used solely in connection with the Business as presently conducted which is owned by third parties and the agreement pursuant to which the Seller or one of its Affiliates (other than the Company or a Subsidiary) is licensed to use any Material Intangible Property and Part IVB of Section 4.10(a) of the Seller’s Disclosure Schedule lists all Material Intangible Property used by the Seller or one of its Affiliates (other than the Company or a Subsidiary) to support the operation of the Business and used by Seller or its Affiliates in connection with other businesses which is owned by third parties and the agreement pursuant to which the Seller or one of its Affiliates (other than the Company or a Subsidiary) is licensed to use any Material Intangible Property (collectively, “Material Seller Licenses” and together with the Material Company Licenses, the “Material Licenses”). The Owned Material Intangible Property, the Seller Owned Material Intangible Property and the Intangible Property subject to the Material Licenses comprise the Intangible Property material to the Business as presently conducted (the “Material Intangible Property”). The Company or one of the Subsidiaries has good and marketable title to the Owned Material Intangible Property and the Seller or one of the Affiliates of Seller (other than the Company or one of the Subsidiaries) has good and marketable title to the Seller Owned Material Intangible Property. The Company or one of the Subsidiaries has the right to use the Intangible Property covered by each Material Company License in the operation of the Business as currently conducted in accordance with the terms of such Material Company License. The Seller or one of its Affiliates (other than the Company and the Subsidiaries) has the right to use the Intangible Property covered by each Material Seller License to support the operation of the Business as currently conducted in accordance with the terms of such Material Seller License. The Company and the Subsidiaries have paid all license fees for all Intangible Property licensed by the Company or by a Subsidiary.

          (b) Except as set forth in Section 4.10(b) of the Seller’s Disclosure Schedule, to the Seller’s knowledge, there is no pending reexamination, opposition, interference, cancellation, invalidation or other Action against the Seller, the Affiliates of Seller, the Company or any Subsidiary with respect to any Material Intangible Property.

Except as set forth in Section 4.10(b) of the Seller’s Disclosure Schedule or as would not be reasonably expected to have a Material Adverse Effect, (i) there are no pending or, to the knowledge of the Seller, threatened written claims against the Seller or its Affiliates, the Company or any Subsidiary alleging that use of the Material Intangible Property by the Company or any Subsidiary in connection with the Business infringes or conflicts with the Intangible Property rights of others (“Third Party Rights”); (ii) neither Seller, the Affiliates of Seller, the Company nor any Subsidiary has received any written communications alleging that the Company or any Subsidiary has violated or, by using the Material Intangible Property in connection with the Business as now conducted, would violate any Third Party Rights or that any Material Intangible Property owned or licensed by it are invalid or unenforceable; and (iii) to the knowledge of the Seller, no consent judgment or pending litigation in a court of law exists which would prevent the Company or any Subsidiary from using any of the Material Intangible Property in the Business now conducted.

          (c) Except as identified in Section 4.10(c) of the Seller’s Disclosure Schedule, none of the Seller, the Affiliates of Seller, the Company nor any Subsidiary has granted material rights to others in any Material Intangible Property that would, or would be reasonably expected to, interfere with the use or operation of such Intangible Property by the Company or one or more of the Subsidiaries, including but not limited to any exclusive license rights, assignment rights, or material pledges for security. Except as identified in Section 4.10(c) of the Seller’s Disclosure Schedule, to the knowledge of the Seller, there are no Encumbrances in favor of any Person against any Material Intangible Property used by the Seller, the Affiliates of Seller, the Company or the Subsidiaries which would interfere with the right of the Company or the Subsidiaries to use such Material Intangible Property in the Business in the manner in which it is currently used.

          (d) Except as identified in Section 4.10(d) of the Seller’s Disclosure Schedule, none of the Seller, the Affiliates of Seller, the Company or any Subsidiary has specifically agreed to indemnify any Person against any charge of infringement or other violation with respect to any Material Intangible Property.

     4.11 Material Contracts.

          (a) Section 4.11(a) of the Seller’s Disclosure Schedule identifies all of the following Contracts (each a “Material Contract”) in effect as of December 31, 2004 to which the Company or any of the Subsidiaries is a party:

               (i) Contracts for the purchase or sale of assets by the Company or any Subsidiary other than in the ordinary course of business;

               (ii) Contracts relating to the acquisition or disposition by the Company or any Subsidiary of any operating business or the capital stock of, or other equity interest in, any Person;

               (iii) Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any line of business, with any Person or in any geographical area or not to offer or sell any product or service to any Person or class of Persons;

               (iv) Any Contracts between the Company or any Subsidiary and any employee, agent, independent contractor or director of the Company or any Subsidiary pursuant to which the Company or any Subsidiary has any current or future obligation in excess of $250,000 per annum;

               (v) Contracts relating to the incurrence of Indebtedness involving amounts in excess of $1,000,000;

               (vi) Contracts with clients or customers involving the provision of goods or services (A) relating to consulting services for which the consideration under all such Contracts with a specific client or customer during the year ended December 31, 2004 was in excess of $500,000; provided, however, in connection with any such Contract for which the revenues for the year ended December 31, 2004 did not exceed $1,000,000, only the name of the client and the amount of revenues for the year ended December 31, 2004 need to be listed on Section 4.11(a) of the Seller’s Disclosure Schedule and (B) for which the consideration under all such Contracts with a specific client or customer during the year ended December 31, 2004 was in excess of $1,000,000 (collectively, the “Material Customer Contracts”);

               (vii) The Material Licenses;

               (viii) Contracts with vendors or suppliers of goods or services for which the consideration under all such Contracts with a specific vendor or supplier during the year ended December 31, 2004 was in excess of $1,000,000;

               (ix) The Material Leases;

               (x) Contracts in respect of any partnership, joint venture, limited liability company, operating or similar arrangement involving a sharing of profits or losses on the part of the Company or any Subsidiary with any other Person;

               (xi) That commit the Company or any Subsidiary to expend in excess of $1,000,000 in the year 2005; and

               (xii) That contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock of the Company or any Subsidiary.

          (b) To Seller’s knowledge, except as set forth in Section 4.11(b) of the Seller’s Disclosure Schedule or as would not be reasonably expected to have a Material Adverse Effect, (i) neither the Company nor any of the Subsidiaries is in, or alleged to be in, default under any Material Contract, (ii) neither the Company nor any Subsidiary has received written notice or other information from which it could reasonably conclude that there exists a default by any other party to any Material Contract, and (iii) there exists no event, condition or occurrence which, after notice or lapse of time, or both, is reasonably likely to constitute a default by the Company or a Subsidiary under a Material Contract. To Seller’s knowledge, all of the Material Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and will remain in full force and effect after the Closing without any Approval by any other party or the triggering of any change of control provision or cancellation right, except as contemplated by Section 4.4(a) hereof. Seller has made available to Buyer complete copies of each written Material Contract. Each of the Company and the Subsidiaries has complied and is in compliance with the terms of each of the German Documents, including, but not limited to, any covenants not to compete and provisions of similar effect. Except with respect to the Settlement Agreement, dated as of June 17, 2004, by and among PricewaterhouseCoopers LLP, Mellon Consultants, LLC, Mellon HR Solutions LLC, and the Company, since entering into that certain Asset Purchase Agreement, dated as of November 28, 2001, by and among Mellon Consultants, LLC, PricewaterhouseCoopers LLP and Unifi Network LLC (the “Unifi Agreement”), the Unifi Agreement has not been amended, modified, transferred or assigned (other than to Subsidiaries) and neither the Company nor any Subsidiary has disposed of any rights under the Unifi Agreement.

          (c) The amount of the 12b-1 fees received by the Business for the year ended December 31, 2004 is set forth on Section 4.11(c) of the Seller’s Disclosure Schedule.

     4.12 No Material Adverse Change. Since December 31, 2004, there has not been, occurred or arisen any change in or event affecting the Company, any Subsidiary or the Business that has had or would reasonably be expected to have a Material Adverse Effect, except for changes affecting generally (i) the employment or benefits consulting or outsourcing businesses (with no disproportionate impact on the Business), (ii) interest rates, securities markets, accounting principles, practices or conventions, applicable Laws or comparable events, (iii) the general business or general economic conditions in the United States or worldwide or (iv) the legal, regulatory or political conditions in the United States.

     4.13 Insurance. All material insurance policies of the Seller, the Company or any Subsidiary which relate to the Business are listed in Section 4.13 of the Seller’s Disclosure Schedule. Except as listed in Section 4.13 of the Seller’s Disclosure Schedule, since December 31, 2002, neither Seller, the Company, nor any Subsidiary has (a) received any refusal of coverage or any notice that a defense will be afforded with reservation of rights in respect of any claims under any such policies relating to the Business, (b) received any notice of cancellation stating that any insurance policy listed in Section 4.13 of the Seller’s Disclosure Schedule is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, (c) been in material default with respect to the policies or (d) made any material claims under any such policies.

     4.14 Employees.

          (a) Section 4.14(a)(i) of the Seller’s Disclosure Schedule sets forth an accurate list of the following information for each Employee (to the extent that providing such information does not violate applicable Law): name; job title; current salary grade; current salary; annual target bonus and/or annual target sales commissions; target long-term incentive payments; accrued earned vacation; and service date or any adjusted service date reflecting service credit for prior employment; provided, however, that at least five days prior to Closing, with respect to Employees in Canada, the job title will be provided and with respect to all Employees accrued earned vacation will be provided to Buyer and the letter of Seller responsive to Section 4.14(a)(i) of the Seller’s Disclosure Schedule shall be updated to include such information. Seller will have also provided, or caused the Company to provide, to Buyer an accurate list of those employees who, as of the date hereof, are on leave of absence (other than employees employed by the Business in the United States on long term disability leave) or who are otherwise not actively employed (each an “Inactive Employee”) and will have indicated to Buyer the date on which each Inactive Employee is expected to return to active employment. Except for the Employees and the personnel who will provide assistance to the Company or the Subsidiaries pursuant to the TSA after the Closing or as described in Section 4.14(a)(ii) of Seller’s Disclosure Schedule, there are no other persons who are engaged in the operations of the Business.

          (b) Except as set forth in Section 4.14(b) of the Seller’s Disclosure Schedule, (i) none of the Employees have contracts of employment with the Company or a Subsidiary, (ii) all Employees are employees “at will” whose employment is terminable without liability therefor (other than liability for severance payments or liability for retention or stay payments), and (iii) none of the Employees have contracts or other agreements with the Company or a Subsidiary relating to stay bonuses or offer letters providing for retention or stay payments, commissions, compensation, special monetary or vacation awards, non-compete provisions or agreements, perquisites, warrants or other benefits to Employees; except in all cases that would not have a Material Adverse Effect.

          (c) Seller has not received notification of any impediment to the employment of any Employee under applicable Laws and is not otherwise aware of any impediment that would have a Material Adverse Effect.

          (d) Except as set forth in Section 4.14(d) of the Seller’s Disclosure Schedule or as contemplated by Section 14.4, neither the Closing nor any of the transactions contemplated under this Agreement will trigger, meet any condition or create any payment obligation under any Company Benefit Plans. Except as set forth in Section 4.14(d) of the Seller’s Disclosure Schedule, neither the Closing nor any of the transactions contemplated under this Agreement will give rise to any “parachute payments” as defined under Section 280G of the Code or any other payments (including any change of control payments, stay bonuses, severance payments or similar payments).

     4.15 Seller’s Benefit Plans.

          (a) All Employee Benefit Plans providing benefits or coverages to any Employee or Former Employee (“Seller’s Benefit Plans”) are listed in Section 4.15(a) of the Seller’s Disclosure Schedule. Except as otherwise indicated in Section 4.15(a) of the Seller’s Disclosure Schedule, (i) none of Seller’s Benefit Plans (other than the Company Benefit Plans) are established or maintained by the Company or any Subsidiary, (ii) the Company, the Subsidiaries and the Employees participate in such Seller Employee Benefit Plans (other than the Company Benefit Plans) due to the Company’s status as a wholly-owned subsidiary of

Seller, (iii) except to the extent specified in the TSA, or with respect to Retained Company Plans, the Employees’ active participation in such Seller’s Benefit Plans will cease as of the day before the Closing Date, and (iv) none of Seller’s Benefit Plans (except for Retained Company Plans) will obligate Buyer to assume or perform any obligation thereunder as a result of the transactions contemplated by this Agreement.

          (b) Seller has delivered or made available to Buyer, prior to the execution of this Agreement, copies (or with respect to unwritten plans, written descriptions) of all of Seller’s Benefit Plans and Company Benefit Plans. Seller’s Benefit Plans and Company Benefit Plans have been maintained and operated in accordance with all federal, state, foreign and local Laws applicable to such plans and the terms and conditions of the respective plan documents, except where such non-compliance would not have a Material Adverse Effect. The Internal Revenue Service or other foreign taxing or regulatory authority has issued a favorable determination letter or its equivalent under applicable foreign Law with respect to each Seller’s Benefit Plan and each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, or to receive favorable tax treatment or otherwise satisfy the requirements of any applicable foreign Law, and, to Seller’s Knowledge, no facts or other circumstances exist that would result in the loss of such qualification or favorable tax treatment. No Seller’s Employee Benefit Plan or Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or similar foreign Law. No Seller’s Benefit Plan or Company Benefit Plan has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or similar foreign law (a “Multiple Employer Plan”), nor has Seller, the Company or any ERISA Affiliate at any time contributed to, or been obligated to contribute to, any Multiple Employer Plan or any “multiemployer plan”. Except as otherwise provided in Section 4.15(b) of the Seller’s Disclosure Schedule and as required by Section 4980B of the Code regarding COBRA continuation coverage or by applicable state insurance or any foreign Laws, no Seller’s Benefit Plan or Company Benefit Plan provides life, health, medical or other welfare benefits to former Employees or beneficiaries or dependents thereof and neither Seller, the Company nor any Subsidiary has any current or projected liability under FAS 106 or 112 or its equivalent under applicable foreign Law, or other liability with respect to post employment or post retirement health or medical or life insurance benefits for retired, former or current Employees, except as required to avoid excise tax under Section 4980B of the Code or similar foreign Law.

          (c) Except as otherwise indicated in Section 4.15(c) of the Seller’s Disclosure Schedule, with respect to any Seller’s Benefit Plan, no event has occurred and no condition or set of circumstances exists, in connection with which the Company, any Subsidiary or the Business could be directly or indirectly, through an ERISA Affiliate, subject to any Liability, lien or Encumbrance or loss of Tax deduction under ERISA, the Code or any applicable foreign Law or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any of the Company, any Subsidiary or the Business has indemnified or is required to indemnify any Person against any such liability (except liability for benefit claims and funding obligations payable in the ordinary course). Neither Seller, the Company or any Subsidiary nor any defined benefit plan maintained by Seller, the Company or any ERISA Affiliates have incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) or the IRS, or similar foreign guarantee fund or organization, except liabilities to the PBGC (or its foreign equivalent) pursuant to Section 4007 of ERISA or under applicable foreign Law, all of which have been paid as due. No reportable event (as such term is used in section of 4043 of ERISA and for which the 30 day notice requirement has not been waived) or no “accumulated funding deficiency” (as such term is used in section 412 or 4971 of the Code) has occurred with respect to any Seller’s Benefit Plan subject to Title IV of ERISA.

          (d) Except as otherwise provided in Section 14.2 of this Agreement or the TSA or as indicated in Section 4.15(d) of the Seller’s Disclosure Schedule, no agreement, commitment, or obligation exists to adopt any new Employee Benefit Plan that would be a Company Benefit Plan if it were so adopted.

          (e) With respect to each Retained Company Plan:

          (i) Seller has furnished or made available to Buyer true, correct and complete copies of the following (to the extent applicable): (1) the plan documents and summary plan descriptions; (2) the most recent determination letter received from the Internal Revenue Service or its equivalent under foreign Law (to the extent applicable) or other evidence that the plan satisfies the requirements of any foreign Law regarding any intended tax status of such plan; (3) the most recent annual report, funding statement, actuarial report, or other reports or documents relating to the funded status thereof; (4) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (5) any material written correspondence to members, or to or from any applicable Governmental Entity relating thereto.

          (ii) the funding method used with respect to each such plan that is subject to a pre-funding requirement under the terms of the plan or applicable Law, and the actuarial or other assumptions used in connection therewith, are (A) consistent with the requirements of the plan and with applicable Law, and (B) reasonable, given the experience of each such plan and reasonable expectations of the Company or applicable Subsidiary at the time of the most recent valuation.

          (iii) all contributions required to be made to such plans have been made in accordance with the terms of such plans and applicable Law, and no actual or, to the knowledge of the Company, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person, ombudsman or Governmental Entity have been filed against any Retained Company Plan, the Company, any Subsidiary or their ERISA Affiliates or the individuals responsible for operation thereof, and to the knowledge of the Company, no facts or conditions exist which could subject the Company or its ERISA Affiliates to any liability (other than routine claims for benefits) under the terms of the plan or applicable Law.

          (iv) With respect to any Retained Company Plan maintained in the United Kingdom or that is otherwise subject to the Laws thereof, (A) no liability has been imposed on the Company or any Subsidiary under section 144 of the Pension Schemes Act 1993 or section 75 of the Pensions Act 1995; (B) all death in service benefits payable in accordance with the provisions of each such plan are fully insured and the Seller is aware of no reason why such cover may be forfeited; and (C) no Employee or Former Employee has transferred to the Company or to a Subsidiary as part of a transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied;

          (v) with respect to any Retained Company Plan maintained in Canada or that is otherwise subject to the Laws thereof, (A) no event has occurred respecting any Retained Company Plan which is a “registered pension plan” as defined under the Income Tax Act (Canada) which would entitle any person to cause the wind-up or termination, in whole or in part, of such Retained Company Plan ; (B) there has been no withdrawal, and no application to any Governmental Entity for approval of such a withdrawal, of assets from such Retained Company Plan, and any application of surplus assets in such Retained Company Plan to offset required employer contributions thereto has been permitted by applicable Law and the terms of such Retained Company Plan and its associated funding agreement; and (C) no transfers of assets from or to such Retained Company Plan to or from another benefit plan or arrangement have occurred and there are no pending or anticipated applications to transfer assets to or from any Retained Company Plan.

          (vi) no material changes have occurred or are expected which would affect the actuarial or other financial or funding reports thereof described in Section 4.15(e)(i)(3); and

          (vii) except as set forth in Section 4.15(e)(vii) of the Seller’s Disclosure Schedule or as set forth in the documentation comprising the relevant Plans or as required by applicable Law, each Retained Company Plan can be amended or terminated at any time without approval from any Person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination, and no agreement, commitment, resolution, or obligation exists to terminate or amend any Retained Company Plan or to increase any benefits under any Retained Company Plan.

          (f) No Employee participates in any pension scheme or plan established under the laws of Ireland or with respect to any Subsidiary that is an Irish entity.

     4.16 Labor Relations; Compliance. Neither Seller, in respect of the Business, nor the Company or any Subsidiary has been nor is a party to any collective bargaining or other labor Contract. Except as set forth in Section 4.16 of the Seller’s Disclosure Schedule, there has not been, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, against Seller with respect to the Business or against the Company or any Subsidiary (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding based on the alleged violation of any Law pertaining to labor relations, occupational health and safety, workplace safety or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board or other labor relations board, the Equal Employment Opportunity Commission, a human rights commission or its foreign equivalent, or any other Governmental Entity, organizational activity, or other labor or employment dispute against Seller arising with respect to the Business, the Company or any Subsidiary, except in each case as would not have a Material Adverse Effect, or (c) any application for certification or certification drive of a collective bargaining agent. All Employees are properly classified as exempt or non-exempt (or similar classification in applicable foreign jurisdictions), where applicable, and no Employee is misclassified as an independent contractor, except where any failure to properly classify or misclassification would not, in each case or in the aggregate, have a Material Adverse Effect.

     4.17 Taxes.

          (a) The Company and the Subsidiaries have filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Law. The Company has delivered or made available to Buyer copies of all state and local income Tax Returns that pertain solely to the Company or any Subsidiary during ownership by the Company filed for periods beginning on or after January 1, 2001. The Company and the Subsidiaries have paid all Taxes that have been shown as due on any Tax Returns. The Seller has paid all federal income Taxes due in respect of the income attributable to the Company and the Subsidiaries for periods ending on or before the Closing Date.

          (b) Except as set forth in Section 4.17 of the Seller’s Disclosure Schedule, none of the United States federal or state income or any applicable foreign Tax Returns of the Company or any Subsidiary has been audited by relevant federal or state tax authorities or similar foreign authorities. No adjustments have been made by the IRS to the income of the Company or any Subsidiary on the United States federal income Tax Returns filed by the Company and the Subsidiaries as members of the consolidated return group including the Company and the Subsidiaries. Except as set forth in Section 4.17 of the Seller’s Disclosure Schedule, neither the Company nor any Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which the Company or any Subsidiary may be liable. Except as set forth in Section 4.17 of the Seller’s Disclosure Schedule, no audit or other proceeding by any Governmental Entity is pending or threatened with respect to any Taxes due from or with respect to the Company or any Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary.

          (c) Except as may result from the event described in Section 12.2(e), all Taxes that are or were required by Law to be withheld or collected by the Company or any Subsidiary have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.

          (d) All Tax Returns filed by (or that include on a consolidated basis) the Company and the Subsidiaries are true, correct and complete in all material respects. The tax sharing agreement and policy of the Seller and its Affiliate shall be terminated with regard to the Company and the Subsidiaries prior to the Closing and neither the Company nor any Subsidiary will have any obligations with respect to any tax sharing agreement or policy as of the Closing. There are no liens with respect to Taxes which have been placed on the assets or stock of the Company or any Subsidiary, except for liens for taxes which are not yet due and payable.

     4.18 No Other Representation. Neither the Seller, the Company or any of the Subsidiaries nor any of their respective directors or officers have made, or shall be deemed to have made, and neither the Seller nor the Company or any of the Subsidiaries is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Business, except as specifically set forth in this Agreement and the Schedules and Exhibits hereto.

     4.19 Affiliate Transactions. Except as set forth in Section 4.19(i) of the Seller’s Disclosure Schedule or in the Financial Statements and except as provided in any Related Document, (a) none of the Seller or any of its Affiliates (other than the Company and the Subsidiaries) provides or causes to be provided to the Company, any Subsidiary or any Investment any material assets, services or facilities, (b) none of the Company, any Subsidiary or any Investment provides or causes to be provided to the Seller or any of its Affiliates (other than the Company and the Subsidiaries) any material assets, services or facilities, (c) none of the Company or any Subsidiary provides or causes to be provided to any Investment any material assets, services or facilities, and (d) none of the Investments provides or causes to be provided to the Company or any Subsidiary any material assets, services or facilities. Other than as provided for by this Agreement, the consummation of the transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from (i) the Company or any Subsidiary to Seller or any of its Affiliates (other than the Company or the Subsidiaries), (ii) the Company or any Subsidiary to any Investment or (iii) except as provided in Section 4.19(ii) of Seller’s Disclosure Schedule, any Investment to the Company, any Subsidiary or Seller or any of its Affiliates.

     4.20 Bank Accounts; Lock Boxes. Section 4.20 of the Seller’s Disclosure Schedule sets forth a list of all banks or other financial institutions with which the Company or any Subsidiary has an account or maintains a lock box or safe deposit box, showing the type and account number of each such account, lock box and safe deposit box and the authorized signatories therefor.

     4.21 Officers and Directors. Section 3.2(f) of the Seller’s Disclosure Schedule lists all of the current directors and officers of each of the Company and the Subsidiaries.

     4.22 Books and Records. The minute books and related records of the Company and the Subsidiaries contain true, complete and correct records of all actions taken at all meetings, and by all written consents in lieu of meetings, of the Board of Directors (or similar body), or any committees thereof, and the stockholders thereof.

     4.23 Operation in the Ordinary Course. Since December 31, 2004, the Company and the Subsidiaries have operated the Business in the ordinary course and in all material respects in accordance with past practices.

     4.24 Environmental Compliance. Each of the Company and the Subsidiaries is in compliance with all applicable Environmental Laws, except for any non-compliance as would not reasonably be expected to result, individually or in the aggregate, in material liability under or relating to the Environmental Laws. Neither the Company or any Subsidiary has received any Environmental Claim and neither the Company or any Subsidiary is aware of any Environmental Claim that has been threatened in writing. Neither the Company nor any Subsidiary has entered into, has agreed to, or is subject to as a party any Environmental Claim that has been received by the Company or any Subsidiary, any material Order of any Governmental Entity received by or issued to the Company or any Subsidiary under or relating to any Environmental Laws. To the knowledge of the Seller, except as would not reasonably be expected to result, individually or in the aggregate, in material liability under or relating to Environmental Laws, Regulated Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released by the Company or any Subsidiary at, on, from or under any of the properties or facilities currently or formerly (within the past two years) owned or leased by the Company or any Subsidiary, in material violation of, or in a manner to a location that would reasonably be expected to give rise to material liability to the Company or any Subsidiary under or relating to, any Environmental Laws.

     4.25 Accounts Receivable. Except as set forth in Section 4.25 of the Seller’s Disclosure Schedule, all of the accounts (billed or unbilled), notes and loans receivable that are recorded on the books of the Company and the Subsidiaries as of December 31, 2004 are bona fide and represent, or will represent, amounts validly due.

     4.26 Ethical Practices. Neither the Company nor any Subsidiary nor any of their respective representatives has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally offered or given, and, to the knowledge of Seller, no Person has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally offered or given on behalf of the Company or any Subsidiary, anything of value to: (i) any official or member of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer of the Company or any Subsidiary; or (iii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Entity or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Subsidiary in obtaining or retaining business for, or with, any Governmental Entity; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person.

     4.27 Government Contracts.

          (a) No Material Contract, including all task orders issued from such Contracts, between the Company or any Subsidiary and any Governmental Entity (a “Government Contract”) has a currently incurred or currently projected cost overrun and, to Seller’s knowledge, the cost accounting, estimating, property and procurement systems relating to the Government Contracts are in compliance in all material respects with applicable Laws and Contract provisions, including applicable cost principles and applicable cost accounting standards.

          (b) Except for Encumbrances which will be discharged or terminated on or prior to the Closing, neither the Company nor any Subsidiary has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any right, title or interest in or to any of the Government Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

          (c) Neither the Company nor any Subsidiary has received any written notice or other written communication from any Governmental Entity regarding its actual or threatened disqualification, suspension, or debarment from contracting with any Governmental Entity including without limitation any show cause notice or cure notice, notice of termination for default, or notice for deductive change or, in the case of any notification of termination for convenience, any such notifications which in the aggregate or individually could have a Material Adverse Effect.

          (d) In addition to the foregoing, neither the Company nor any Subsidiary has received any written notice or other written communication from any Governmental Entity with respect to any claims or proceedings under the False Claims Act or other relevant statutes on any Government Contract for any period preceding the Closing.

     4.28 Sarbanes-Oxley Act. Except as disclosed in Section 4.28 of the Seller’s Disclosure Schedule:

          (a) Seller and its subsidiaries (including the Company and the Subsidiaries) are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

          (b) Seller has established and maintains, for itself and its subsidiaries (including the Company and the Subsidiaries), disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and such disclosure controls and procedures are designed to ensure that material information relating to Seller and its subsidiaries (including the Company and the Subsidiaries) is made known to the Seller’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established. Seller has established and maintains, for itself and its subsidiaries (including the Company and the Subsidiaries), internal control over financial reporting (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of Seller and its subsidiaries (including the Company and the Subsidiaries) for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller’s assets (including the assets of the Company and the Subsidiaries) that are reasonably likely to have a material effect on such financial statements. The Seller’s independent auditors and the Audit Committee of its Board of Directors have been advised of: (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect Seller’s ability to record, process, summarize, and report financial data with respect to itself and its subsidiaries (including the Company and the Subsidiaries), (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting, and (iii) any complaints received by Seller’s Ethics Office since January 1, 2003 with respect to alleged acts of fraud, violations of the federal securities laws or accounting or financial irregularities involving the Company or any Subsidiary; and any items pertaining to clause (i), (ii) or (iii) are described in Section 4.28 of the Seller’s Disclosure Schedule. Seller has completed all necessary testings with respect to itself and its subsidiaries (including the Company and the Subsidiaries) so that it can comply with Item 308 of Regulation S-K and it has maintained accurate and complete records for itself and its subsidiaries (including the Company and the Subsidiaries) regarding internal control over financial reporting and all testings related thereto. Since December 31, 2004, there has been no change in Seller’s internal control over financial reporting, whether with respect to Seller, the Company or the Subsidiaries, that has materially affected, or is reasonably likely to materially affect, Seller’s internal control over financial reporting.

     4.29 HIPAA Compliance. Each of the Company and the Subsidiaries is and has been in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (collectively, “HIPAA”) since the date any of such provisions of HIPAA became effective. Additionally, each of the Company and the Subsidiaries is and has been in compliance in all material respects with any state laws governing the privacy of medical information and all material Contracts that involve the use or disclosure of protected health information as defined by HIPAA.

     4.30 Survival, Knowledge and Disclosure of Information. All of the representations and warranties of Seller shall survive the Closing, subject to the limitations set forth in Article XII. Any fact or circumstances that is clearly disclosed in a section of Seller’s Disclosure Schedule so as to make its relevance or applicability to the information called for by another section of Seller’s Disclosure Schedule clearly apparent, shall be deemed to be disclosed in such other section of Seller’s Disclosure Schedule (without the requirement of a specific cross-reference to such other section) and shall not serve as a basis for a termination of this Agreement by Buyer, a refusal by Buyer to close the transactions contemplated by this Agreement, or any claim against Seller under this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

     5.1 Organization and Related Matters. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the UK Buyer and the German Buyer have been duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the UK Buyer and the German Buyer has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party. Each of the UK Buyer and the German Buyer has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party.

     5.2 Authorization; No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Related Documents to which Buyer, the UK Buyer and the German Buyer is a party have been duly and validly authorized by all necessary corporate action on the part of such entity. This Agreement constitutes, and when executed and delivered in accordance with this Agreement, each Related Document to which Buyer, the UK Buyer and the German Buyer is a party will constitute, the legally valid and binding obligation of such party, enforceable against each of Buyer, the UK Buyer and the German Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally and general principles of equity and public policy. The execution, delivery and performance of this Agreement and each Related Document to which Buyer, the UK Buyer and the German Buyer is a party, and the consummation of the transaction contemplated hereby and thereby, will not (i) violate the respective charter documents or bylaws of the Buyer, the UK Buyer or the German Buyer or (ii) assuming the receipt of Approvals and Permits listed on Schedule 5.2, violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise under any material Contract to which Buyer is a party or violate any Law or Order.

          (b) Except for matters identified on Schedule 5.2, the execution, delivery and performance by Buyer, the UK Buyer and the German Buyer of this Agreement or any of the Related Documents to which such entity is a party, and the consummation of the transactions contemplated hereby and thereby, will not require any Approval or Permit of any Governmental Entity.

     5.3 Legal Proceedings. There is no Action pending, or, to Buyer’s knowledge, threatened, against the Buyer nor is there any Order existing against Buyer, that individually or when aggregated with one or more other Actions or Orders has, or would reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

     5.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions except for Goldman, Sachs & Co. as to which Buyer shall have full responsibility and Seller shall not have any liability.

ARTICLE VI
INTERIM COVENANTS

     6.1 Access. Seller shall permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel), or shall cause the Company and the Subsidiaries to permit Buyer and its representatives, to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its business, to its properties, books, records, operating instructions and procedures and all other information with respect to the Business, as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents as Buyer considers reasonably necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the Business; provided, however, that under no circumstances shall Seller be required to provide to Buyer and its representatives access to, nor shall any of them have rights to make copies of, (a) Tax Returns filed by Seller or any of Seller’s Affiliates, other than the Company and the Subsidiaries, (b) any information or materials required to be kept confidential by Law, or (c) any privileged attorney-client communications or attorney work-product relating to the Business.

     6.2 Conduct of Business. Seller shall use its commercially reasonable efforts, or shall cause the Company and the Subsidiaries to use commercially reasonable efforts, to preserve intact the Business, keep available the services of the current officers, employees, and agents of the Business, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Business. Seller shall confer with Buyer concerning operational matters of a material nature, and Seller otherwise shall report to Buyer not less than every thirty (30) days concerning the status of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior consent of the Buyer, which shall not be unreasonably withheld or delayed, except as set forth in Section 6.2 of the Seller’s Disclosure Schedule, the Seller will not permit the Company or any Subsidiary to:

          (a) other than as expressly contemplated by this Agreement or the Related Documents, conduct the Business in any manner except in the ordinary course of business, consistent with the past practice;

          (b) sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any assets or property except (i) in the ordinary course of business consistent with past practice, (ii) as contemplated by Sections 6.4 and 6.13 hereof, or (iii) that the Company or a Subsidiary shall be permitted to distribute or transfer to Seller or an Affiliate thereof the assets listed in Section 6.2(b) of the Seller’s Disclosure Schedule;

          (c) adopt or propose any change in its charter documents, except in connection with a merger or consolidation permitted by Section 6.2(d);

          (d) merge or consolidate with any other Person, except in the case of a merger of a Subsidiary into the Company or another Subsidiary, or acquire the capital stock or assets of any other Person;

          (e) issue, deliver, sell, mortgage or pledge or authorize or propose the issuance of, split, combine or reclassify, repurchase, redeem or otherwise acquire (directly or indirectly), or take any other similar action with respect to the entity’s capital stock;

          (f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

          (g) grant any increase in the salary or other compensation of its directors, employees, agents, independent contractors or representatives, except in the ordinary course of business consistent with past practice or pursuant to the terms of written agreements in effect on the date hereof and disclosed to Buyer, nor grant any bonus or other extraordinary payment to any director, employee, agent, independent contractor or representative, enter into any employment, independent contractor or representative agreement, make any loan to, enter into any material transaction of any other nature with or provide any additional benefits to any director, employee, agent, independent contractor or representative of the Company or any Subsidiary;

          (h) incur, renew, extend, assume or guarantee any indebtedness for borrowed money or make any capital expenditure or commitments with respect thereto in excess of $100,000 to which the Company or a Subsidiary would be subject from and after the Closing;

          (i) except in the ordinary course of business and consistent with past practice, enter into any material Contract or amend or terminate any Material Contract, except that Seller or an Affiliate of Seller may enter into (i) written leases for any Facility Lease which is not currently in writing; provided that in each case such leases or amendments shall contain the rental and other economic terms reflected in the Financial Statements, and (ii) lease amendments, new leases and subleases to accomplish the requirements set forth in this Agreement, including, without limitation, those referenced in Section 6.4 hereof;

          (j) terminate or fail to use reasonable efforts to renew or preserve any Permits except where the failure to hold any such Permit would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect;

          (k) change any material financial or Tax accounting methods, principles, practices or policies, except as required by GAAP or applicable tax authority and notice of which is given to Buyer, or enter into any closing agreements; provided, however, Seller may make an election for any subsidiary of UK Seller organized in the United Kingdom to change the tax status of the entity for US tax purposes under Internal Revenue Code Section 7701 to a disregarded entity;

          (l) waive any claims or rights of substantial value;

          (m) enter into any intercompany Contract that obligates any of the Company, any Subsidiary or any Investment to purchase any assets, services or facilities from Seller or one of its Affiliates (other than the Company or any Subsidiary) following the Closing Date or to provide any assets, services or facilities to Seller or one of its Affiliates (other than the Company or any Subsidiary) following the Closing Date other than (i) Contracts entered into in the ordinary course of business, consistent with past practice and on arms’-length terms; (ii) leases or arrangements for facilities entered into consistent with the terms of this Agreement; (iii) the TSA and the Reverse TSA; and (iv) the Continuing Arrangement Agreements;

          (n) change any policies relating to intercompany charges, write-up or revalue any assets or write-down any liabilities other than in the ordinary course of business;

          (o) change any reserves reflected on the Current Balance Sheet or create any new reserves not reflected on the Current Balance Sheet, other than in the ordinary course of business and consistent with past practices or otherwise specifically permitted under the terms of this Agreement; or

          (p) make any changes with respect to the Investments or the ownership of the Investments;

          (q) amend or modify any provisions of the Unifi Agreement or transfer any of the rights thereunder to any third party; or

          (r) agree or commit to do any of the foregoing.

     6.3 Approvals and Permits; Filings with Governmental Entities.

          (a) Seller shall use commercially reasonable efforts or shall cause the Company and the Subsidiaries to use commercially reasonable efforts to obtain, and will promptly prepare and file or cause the Company or a Subsidiary to prepare and file all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits identified in Section 4.4 of the Seller’s Disclosure Schedule, and Buyer, the UK Buyer and the German Buyer agree to cooperate in good faith with Seller, the Company and the Subsidiaries in order to obtain all such Approvals and Permits. Buyer shall use commercially reasonable efforts to obtain, and will promptly prepare and file all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits identified in Schedule 5.2, and Seller agrees to cooperate in good faith with Buyer or cause the Company to cooperate in good faith in order to obtain such Approvals and Permits.

          (b) Buyer and Seller, as applicable, shall make any and all filings required under the Hart-Scott-Rodino Act, the German antitrust law, the Financial Services Authority in the United Kingdom, the Investment Intermediaries Act, 1995 of Ireland and any other Law requiring filings with any Governmental Entity with respect to the transactions contemplated hereby. Buyer shall pay the filing fees in connection with filings required under the Hart-Scott-Rodino Act and all other such filings. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws. Seller and Buyer will immediately supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same.

     6.4 Facility Leases.

          (a) At or prior to the Closing and subject to the receipt by Seller or an Affiliate of Seller of any applicable Approval, if required under such Facility Lease (or, if applicable, under a prime lease with respect to a location covered by such Facility Lease):

         (i) with respect to each Facility Lease which is listed in Part I of Section 6.4 of the Seller’s Disclosure Schedule, Seller shall, or shall cause the applicable Affiliate of Seller which is the lessee thereof to enter into a Facilities Lease Assignment or a Facilities Lease Sublease of such Facility Lease with the Company or one of the Subsidiaries;

         (ii) with respect to the Facility Lease which is listed in Part II of Section 6.4 of the Seller’s Disclosure Schedule, and subject to the assignment of such Facility Lease to Seller or an Affiliate of Seller in accordance with the terms of Section 6.4(c) below, Seller shall, or shall cause the applicable Affiliate of Seller which is the lessee thereof, to enter into a Facilities Lease Sublease with the Buyer, the Company or one of the Subsidiaries for the location covered by such Facility Lease on terms mutually agreeable to the Buyer and Seller in the exercise of their reasonable discretion and Buyer, the Company or applicable Subsidiary will permit Seller and/or one or more Affiliates thereof to occupy for the interim period following the Closing

Date specified in a Shared Space Agreement that portion of the facility which is used by the Seller or any such Affiliates thereof;

         (iii) pursuant to and in accordance with a Shared Space Agreement, with respect to each Facility Lease which is listed in Part III(a) of Section 6.4 of the Seller’s Disclosure Schedule, Seller or the applicable Affiliate of Seller which is the lessee thereof will permit Buyer, the Company or one of the Subsidiaries to occupy for the interim period following the Closing Date specified in such Shared Space Agreement that portion of the facility covered by such Facility Lease which is used by the Company or one of the Subsidiaries;

         (iv) with respect to each Facility Lease which is listed in Part III(b) of Section 6.4 of the Seller’s Disclosure Schedule, Seller shall, or shall cause the applicable Affiliate of Seller which is the lessee thereof, to enter into a Facilities Lease Sublease with Buyer, the Company or one of its Subsidiaries for a term of years following the Closing Date and on terms mutually agreeable to Buyer and Seller in the exercise of their reasonable discretion for that portion of the facility covered by such Facility Lease which is used by the Company or one of Subsidiaries;

         (v) pursuant to and in accordance with a Shared Space Agreement, with respect to each Facility Lease which is listed in Part IV(a) of Section 6.4 of the Seller’s Disclosure Schedule, the Company or the applicable Subsidiary which is the lessee thereof will permit the Seller or one of its Affiliates to occupy for the interim period following the Closing Date specified in such Shared Space Agreement that portion of the facility covered by such Facility Lease which is used by Seller or one of its Affiliates; and

         (vi) with respect to each Facility Lease which is listed in Part IV(b) of Section 6.4 of the Seller’s Disclosure Schedule, the Buyer shall cause the Company or applicable Subsidiary which is the lessee thereof to sublease pursuant to a Facilities Lease Sublease to the Seller or one of its Affiliates for a term of years following the Closing Date and on terms mutually agreeable to Buyer and Seller in the exercise of their reasonable discretion that portion of the facility covered by such Facility Lease which is used by Seller or one of its Affiliates.

With reference to the Facility Lease listed in Part III(b) of Section 6.4 of the Seller’s Disclosure Schedule for the premises in San Francisco, California, the Buyer understands and agrees that the applicable Subsidiary of the Company will use commercially reasonable efforts to negotiate and execute with the applicable landlord prior to the Closing an amendment to the existing Facility Lease for such facility which will delete from the premises covered by such Facility Lease that portion of the premises occupied by the Company and thereafter cause a new lease/sublease with the landlord to be executed for such deleted portion on terms substantially consistent with the terms of the existing Facility Lease for such deleted portion of the premises (it being understood that rent, costs and allowances under such Facility Lease will be allocated to the respective floors under the new lease/sublease in accordance with the allocation to each of its respective floor under such existing Facility Lease); failing to obtain such amendment or new lease for any such premises, prior to the Closing the Company will assign all its right, title and interest under such Facility Lease to Seller or one of its Affiliates (in which event, such Facility Lease will become a Retained Lease) and the Seller or the applicable Affiliate of Seller will, subject to receipt of any applicable Approval, sublease pursuant to a Facilities Lease Sublease for a term of years following the Closing Date to the Company or one of its Subsidiaries the portion of the facility covered by such Facility Lease which is used by the Company or one of its Subsidiaries and on terms mutually agreeable to Buyer and Seller in the exercise of their reasonable discretion. Buyer and Seller agree to reasonably cooperate with each other to negotiate in good faith with each other the terms and provisions of all the Facilities Lease Assignments and Facilities Lease Subleases to be executed under this Section 6.4(a). If the parties are unable to agree on such terms and provisions for any such Facilities Lease Assignment or Facilities Lease Sublease prior to the Closing, the parties agree that the applicable premises shall be included as a Licensed Space as defined in the Shared Space Agreement, and under and subject to the terms of a Shared Space Agreement until the first to occur of (i) termination of the term applicable to such premises under such Shared Space Agreement or (ii) entry into a Facilities Lease Assignment or Facilities Lease Sublease for such premises. Buyer and Seller further agree that if a party requests prior to the Closing to obtain additional shared space under a Shared Space Agreement after the Closing, the parties agree to cooperate in good faith with respect to resolving the requesting party’s need for additional space under such Shared Space Agreement on an interim basis following the Closing. Buyer and Seller also agree that if (1) the Company or one of its applicable Subsidiaries or (2) the Seller or an applicable Affiliate should vacate any portion of any premises that is contemplated under this Agreement to be shared after the Closing Date under a Shared Space Agreement, such vacated space shall not be included as a portion of the licensed space covered by such applicable Shared Space Agreement at the time of the Closing and the license fee thereunder will be proportionately reduced and the schedule attached to such Shared Space Agreement shall be appropriately revised at Closing to reflect such deleted space.

          (b) In each case in which the consent of the landlord is requested to effect the contemplated sublease or assignment referred to in any of Parts I, II, III or IV of Section 6.4 of the Seller’s Disclosure Schedule, or otherwise in any situation involving a Facility Lease for which the consent of the landlord is requested for the transaction and/or for the release of Seller or any Affiliate of Seller of any Seller Guarantee Obligation or from any other liability under such Facility Lease, Buyer covenants and agrees to cooperate with Seller, and shall use commercially reasonable efforts to assist Seller, in obtaining such consent, release of such Seller Guarantee Obligation and/or release of Seller or any Affiliate of Seller from any obligation or liability under such Facility Lease (other than a Retained Lease), including, without limitation, the execution of a document evidencing the agreement by Buyer (or an Affiliate of Buyer acceptable to such landlord) to perform, as applicable, the obligations of Seller or such Affiliate of Seller under such Facility Lease or Seller Guarantee Obligation (or to execute a substitute guaranty on substantially the same terms as the existing Seller Guarantee Obligation), and to provide such landlord with such financial and other information as such landlord may reasonably request; provided, however, that neither the Buyer nor its Affiliates will have any obligation to pay any fees or expenses or any past due obligations to any such landlord in connection with obtaining any such consent, release or substitution. Further, the parties agree that, with the exception of the Approvals of the landlord for those locations set forth in Section 9.4(b) of the Seller’s Disclosure Schedule, if any landlord’s Approval for a location for which (1) the Company or one or more Subsidiaries and (2) the Seller and one or more of its Affiliates are to share space after the Closing Date is required and not obtained by the Closing Date, upon written request of the proposed licensor under the applicable Shared Space Agreement for such location, the proposed licensee(s) for such location agree(s) to vacate such location within 30 days after the later to occur of the Closing Date and such written notice from licensor.

          (c) Seller shall cause the Company or the Subsidiary which is the lessee thereof to assign or otherwise transfer to Seller or one of its Affiliates, and Seller or one of its Affiliates will assume, on or prior to the Closing, all right, title, interest, liabilities and obligations in and under the Retained Leases as set forth in Section 6.4(c) of Seller’s Disclosure Schedule (including the San Francisco location referenced in Part III(b) of Section 6.4 of the Seller’s Disclosure Schedule, to the extent it becomes a Retained Lease in accordance with the terms hereof), together with any related reserves. Further, with reference to the parking lot locations in Ft. Lee, New Jersey included as Retained Leases, Buyer and

Seller agree prior to Closing to cooperate with each other, in the exercise of their reasonable discretion, to negotiate arrangements for the continued use of such parking lot locations by Buyer or the Company and the Subsidiaries, after Closing on terms identical, or substantially similar, to those in the respective Retained Leases, for the applicable parking lot locations for so long as the Company or a Subsidiary occupies premises in the vicinity of such Ft. Lee, New Jersey parking lot locations.

     6.5 Intangible Property. (a) Seller shall, or shall cause the Affiliate of Seller which owns Seller Owned Material Intangible Property or has the license to such Material Seller Licenses to, (i) transfer title to the Seller Owned Material Intangible Property listed in Part I of Section 6.5 of the Seller’s Disclosure Schedule to the Company or one of the Subsidiaries, as determined by Buyer pursuant to an assignment in form and substance satisfactory to Seller and Buyer acting in good faith (a “Seller’s Assignment”), (ii) license the Seller Owned Material Intangible Property listed in Part II of Section 6.5 of the Seller’s Disclosure Schedule to the Company or one of the Subsidiaries, as determined by Buyer, pursuant to a world wide royalty free, fully paid non-exclusive perpetual license in form and substance satisfactory to Seller and Buyer acting in good faith (a “Seller’s License”), (iii) subject to the receipt by Seller or an Affiliate of Seller of any applicable Approval required by any Material License, assign its interest in the Material Licenses listed in Part III of Section 6.5 of the Seller’s Disclosure Schedule to the Company or one of the Subsidiaries, as determined by the Buyer, pursuant to an assignment agreement in form and substance satisfactory to Seller and Buyer acting in good faith (a “Third Party Assignment”), (iv) use the Seller Owned Material Intangible Property and Material Licenses listed in Part IV of Section 6.5 of the Seller’s Disclosure Schedule to provide transitional services to the Company or one of the Subsidiaries, as determined by Buyer, pursuant to the TSA and (v) transfer to the Company or obtain a Company license for the use of any additional software not referenced in Seller’s Disclosure Schedule but used in the Business (other than any Data Center and Corporate Utilities), subject to, in each case specified in clauses (i) through (v) above, the fee arrangement specified in Section 6.5(b). Seller shall use commercially reasonable efforts to obtain any Approvals required to permit the assignments or use of the Material Licenses contemplated by the preceding sentence and Buyer agrees to cooperate with, and use commercially reasonable efforts to assist, Seller is obtaining such Approvals.

          (b) The parties agree that all license fees, consent fees, Approval fees and other third party fees and costs associated with the transfer of utility, systems software or applications used in the operation of the Business will be paid as follows: (i) Buyer will pay all license fees and costs incurred to obtain the Data Center and Corporate Utilities necessary to operate the Business in Buyer’s environment, and (ii) Buyer will pay the first $1,000,000 of the cost of any license fees, consent fees, Approval fees or other costs to transfer, or permit the use by Seller for the benefit of Buyer pursuant to the TSA, of any other software applications used in the operation of the Business, and Seller shall pay all amounts in excess of $1,000,000.

     6.6 Other Contracts. The parties shall act in good faith to negotiate, prepare, execute and deliver, or cause to be executed and delivered, on or before the Closing Date Continuing Arrangement Agreements containing the terms set forth in the term sheets attached hereto as Exhibit D and such other terms and conditions as are customary for such types of agreements and are satisfactory to the parties. In connection with the negotiation of the Continuing Arrangement Agreements, Seller shall provide, and shall cause the Company and the Subsidiaries to provide, Buyer with access to those Employees of the Business who are selected by Buyer so that such Employees can assist Buyer in understanding the relationships to be covered by such Continuing Arrangement Agreements.

     6.7 Notification by Seller of Certain Matters. Seller shall give prompt notice to Buyer of any fact, event or circumstance known to Seller that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) would make it impossible for Seller to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, no such notice given by the Seller shall relieve any breach of Seller under this Agreement.

     6.8 Notification by Buyer of Certain Matters.

          (a) Buyer shall give prompt notice to Seller of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect on Buyer’s ability to perform its obligations under this Agreement, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (iii) would make it impossible for Buyer to consummate the transactions contemplated by this Agreement.

          (b) If Seller or Buyer provides notice to the other party pursuant to Section 6.7 or 6.8 (“Notice”) that a fact, event or circumstance known to it would cause or constitute a material breach by such party of a representation and warranty of such party herein, no such Notice shall be deemed to cure any breach of any of such party’s representations or warranties for purposes of Article XII hereof.

     6.9 Interference with Business. Prior to the Closing, Buyer shall not communicate with any customer or client of the Business or otherwise interfere with the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld.

     6.10 Deposits. With respect to each Facility Lease (other than the Retained Leases) listed on Section 6.10 of the Seller’s Disclosure Schedule for which a security deposit exists which is not listed as an asset on the Current Balance Sheet, Buyer shall, as applicable, either (i) cause or permit the amount of such security deposit to be returned to Seller on or prior to the Closing Date and shall replace the same with an equivalent security deposit acceptable to the landlord or (ii) pay to Seller the amount of such security deposit (including any interest accrued thereon) at Closing, such amount to be in addition to the Purchase Price. In the event there are any Facility Leases that are transferred from the Company or a Subsidiary to Seller or one of its Affiliates in connection with this Agreement, Seller shall reimburse the Company or the Subsidiary, as applicable, for any security deposits for any such Facility Leases which are reflected on the Effective Date Balance Sheet.

     6.11 Intercompany Borrowings. Subject to the requirements of applicable Law in the United Kingdom, Seller will cause (i) all amounts reflected on the books of the Company and the Subsidiaries as payable to, or receivable from Seller and its Affiliates (other than the Company and the Subsidiaries), including all intercompany loans and accounts payable and receivable, to be written off and eliminated by a direct charge or credit to the shareholders equity account, in a manner consistent with the manner in which the Current Balance Sheet has been prepared and (ii) all the comparable amounts reflected on the books of Seller and its Affiliates (other than the Company and the Subsidiaries) to be written off and eliminated in a like manner and the parties agree that as of the Effective Date no such amounts shall be due and owing or outstanding.

     6.12 Broker-Dealer Registration. Pursuant to documentation reasonably acceptable to Buyer, Seller shall, and shall cause the Company to, use commercially reasonable efforts to cause one of the Subsidiaries (or a new subsidiary of the Company to be created and included in the Business) to be a member of the National Association of Securities Dealers and licensed by all appropriate Governmental Entities as a broker-dealer capable of carrying out the activities of the Business which require such a broker-dealer.

     6.13 Pre-Closing Transfer of Assets and Liabilities. Prior to the Closing, Seller shall take, or shall cause one of its Affiliates, to take the following actions pursuant to documentation in the form and substance reasonably acceptable to Buyer and Seller (and all of the assets, liabilities, obligations and shares that will be transferred to Seller or one of its Affiliates (other than the Company or a Subsidiary) pursuant to Section 6.13(a), (c) and (d) and the other items specifically excluded from the definition of “Business” herein are collectively referred to as the “Retained Business”):

          (a) Transfer all the equity interests of each of Mellon Securities, LLC, Mellon Investor Services LLC, FSF Insurance Agency, LLC, Future share School of Business LLC, Buck Consultants Actuarios Consultores S.A. de C.V. and Buck Consultants SNC to one of Seller’s Affiliates (other than the Company or a Subsidiary), which transfers may occur in one or more transactions.

          (b) Transfer any UK Share not owned by the UK Seller to the UK Seller.

          (c) Transfer all the equity interests in the UK Seller to the Seller, which transfer may occur in one or more transactions.

          (d) Cause any assets and liabilities of the Company and the Subsidiaries which are excluded from the definition of “Business” to be transferred to, and assumed by, Seller or an Affiliate of Seller (other than the Company or a Subsidiary).

          (e) Seller shall cause each of Buck Consultants of Ohio Agency, Inc. and George B. Buck Agency Inc. to be dissolved or merged with and into Mellon Consultants, LLC in accordance with applicable law including the Ohio Corporation Act and the Texas Business Corporation Act, respectively.

          (f) Seller shall cause Heissmann Consultants S.L. to be transferred from JV HoldCo to the Company or one of the Subsidiaries. Once such transfer has occurred, Heissmann Consultants S.L. shall for all purposes of this Agreement be deemed to be a Subsidiary.

          (g) Seller shall cause Buck Germany to transfer the outstanding equity interests of Heissmann Consultants NV/SA held by Buck Germany to Mellon Consultants, LLC.

     6.14 Final Pension Plan Purchase Price Adjustments. The Final Pension Plan Purchase Price Adjustment with respect to the Mellon HR&IS UK Pension Scheme (the “UK Funded Plan”), the Mellon Consultants Ltd. Employees’ Pension Plan (the “Canadian Funded Plan”) and the Mellon Consultants Ltd. Excess Pension Plan (the “Canadian Unfunded Plan”)

shall be determined in accordance with the provisions of this Section 6.14. The UK Funded Plan, the Canadian Funded Plan and the Canadian Unfunded Plan are collectively referred to as the “Under-Funded Plans”.

          (a) Estimated Pension Plan Purchase Price Adjustment. The estimated amount of the Final Pension Plan Purchase Price Adjustment described in (b) with respect to: (i) the UK Funded Plan shall equal £5 million (five million British Pounds Sterling); and (ii) with respect to the Canadian Funded Plan and the Canadian Unfunded Plan shall equal C$11 million (eleven million Canadian Dollars). The amounts described in (i) and (ii) shall be converted into U.S. Dollars at the exchange rate as quoted on the interbank system as of the Effective Time (the “Applicable Exchange Rate”) and the sum of such converted amounts shall equal the “Estimated Pension Plan Purchase Price Adjustment.”

          (b) Final Pension Plan Purchase Price Adjustment. Within 30 business days after the Closing Date, the actuaries of Buyer and Seller each shall separately calculate and deliver to the other party, the pension liabilities calculated as of the Effective Time with respect to each Under-Funded Plan, using the actuarial assumptions, conventions and methodologies specified in Section 6.14 of Seller’s Disclosure Schedule and then convert such separately calculated amounts into U.S. Dollars based on the Applicable Exchange Rate. The sum of such separately calculated and converted amounts shall be hereinafter referred to as the “Pension Liabilities”. In the event such calculations differ by less than 5%, the Pension Liabilities for purposes of this Agreement shall be deemed to be the mean of such calculations. In the event such calculations differ by 5% or more, an Independent Third Party Actuary shall review such calculations of the Pension Liabilities and, in consultation with the actuaries retained by Buyer and Seller, attempt to cause such actuaries to reach agreement regarding the Pension Liabilities. If such an agreement cannot be reached within 15 business days, the Independent Third Party Actuary shall calculate the Pension Liabilities, which calculation shall be final and binding on Buyer and Seller; provided, however, that the Pension Liabilities shall be not less than the smaller amount thereof, nor greater than the larger amount thereof, as calculated by the actuaries of Buyer and Seller. The “Final Pension Plan Purchase Price Adjustment” shall be equal to 65% of the difference as of the Effective Time, between (i) the Pension Liabilities and (ii) the sum of the fair market value of assets held by the Under-Funded Plans, converted to equivalent U.S. Dollars based on the Applicable Exchange Rate, as such fair market values are agreed to by Buyer and Seller or, in the event of any dispute, as determined by a third party valuation expert mutually determined by the Seller and Buyer.

          (c) If the Final Pension Plan Purchase Price Adjustment determined in Section 6.14(b) exceeds the Estimated Pension Plan Purchase Price Adjustment determined in Section 6.14(a), then Seller shall pay to Buyer an amount in cash equal to the Final Pension Plan Purchase Price Adjustment minus the Estimated Pension Plan Purchase Price Adjustment, plus interest on such amount from the Effective Time through the date of payment at the Agreed Rate. If the Final Pension Plan Purchase Price Adjustment determined in Section 6.14(b) is less than the Estimated Pension Plan Purchase Price Adjustment determined in Section 6.14(a), then Buyer shall pay to Seller an amount in cash equal to the Estimated Pension Plan Purchase Price Adjustment minus the Final Pension Plan Purchase Price Adjustment, plus interest on such amount from the Effective Time through the date of payment at the Agreed Rate. Buyer or Seller, as applicable, shall make the payment within five (5) business days of the date that the Final Pension Plan Purchase Price Adjustment is determined.

          (d) The Purchase Price shall be adjusted by the amount (the “Final Deferred Compensation Plan Adjustment”) reflected on the Effective Time Balance Sheet for liabilities under the Deferred Compensation Plan for U.S. Senior Staff of Buck Consultants Inc. (the “Deferred Compensation Plan”) as follows: (i) the Closing Purchase Price shall be reduced by the amount (the “Estimated Deferred Compensation Plan Adjustment”) reflected on the Current Balance Sheet for liabilities under the Deferred Compensation Plan ($31,557,000); and (ii) the difference between the Estimated Deferred Compensation Plan Adjustment and the Final Deferred Compensation Plan Adjustment shall be accounted for and paid as a component of the Change in Net Equity.

     6.15 Intralink Database. On or before the Closing Date, Seller shall provide to Buyer, in electronic format, a true and complete copy of the information pertaining to the Business that has been made available from time to time on the Intralinks database website.

     6.16 Assignment of Contracts. At or prior to the Closing, Seller and its Affiliates (other than the Company and the Subsidiaries) shall assign to the Company and the Subsidiaries any Contract related solely to the Business that is in the name of Seller or its Affiliates (other than the Company and the Subsidiaries) and such assignment will be pursuant to documentation in the form and substance reasonably acceptable to Buyer and Seller. To the extent any such Contract requires Approval of any Person, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain any such Approval necessary to assign such Contracts to the Company or one of the Subsidiaries.

     6.17 Account Reconciliations. Within 20 days of the date of this Agreement, Seller shall provide to Buyer an account reconciliation with respect to each of the adjustments made to the Current Balance Sheet, as specified in Section 2.4(a) of Seller’s Disclosure Schedule.

ARTICLE VII

ADDITIONAL CONTINUING COVENANTS

     7.1 Post-Closing Access. Each party shall use commercially reasonable efforts to cooperate with the other party to make available to the other party all financial, Tax and other information reasonably required by the other party in connection with (a) any audit of the other party by the other party’s outside accountants, or any audit or other investigation by any taxing authority or any required reports or submissions (including any consolidated financial or statutory reporting obligations of Seller or its Affiliates) to Governmental Entities with respect to the Business, (b) matters relating to insurance coverage of the Business, third-party litigation, claims, proceedings and investigations, and (c) any dispute arising under or in connection with this Agreement or the transactions contemplated hereby provided that neither Seller nor Buyer shall be required to provide the others with Tax Returns the provision of which is not expressly contemplated by this Agreement or the Seller’s Disclosure Schedule. Buyer and Seller shall cause such information to be preserved after the Closing Date for the same period of time that such party’s Affiliates preserve such information with respect to similar assets owned by such Affiliates and in any event for not less than seven (7) years. Buyer acknowledges that the Company has an obligation to the Seller similar to the obligation of the Buyer hereunder. Any information obtained pursuant to this Section 7.1 or pursuant to any other section hereof providing for the sharing of information shall be subject to Section 15.2.

     7.2 Insurance; Indemnity Obligations.

          (a) Seller and its Affiliates shall maintain in effect until midnight, Pittsburgh time on the Closing Date all property and liability insurance policies in connection with the operation of the Business (or comparable replacement policies). Effective at 12:01 a.m., Pittsburgh time, on the day after the Closing Date, all insurance coverage and self-insurance maintained by Seller and its Affiliates under which the Business is insured or self-insured, including any and all bonds or other indemnity obligations, shall be cancelled and terminated (except to the extent that they may not, by their terms, be so cancelled or terminated and except to the extent of any pre-existing claims). All premium refunds paid to Seller or its Affiliates relating to any such insurance covering the Business shall be the property of Seller or its Affiliates, whether such refunds are paid on, before or after the Closing Date, and all obligations relating to such insurance, whether such obligations arise before or after the Closing Date, shall be the responsibility of the Seller. From and after the Closing Date, at the request and expense of the Seller, Buyer shall and shall cause the Company to take commercially reasonable steps to cooperate in connection with the adjustment and administration of claims under all such insurance coverage. For purposes of this Section 7.2(a), references to Seller’s Affiliates shall exclude the Company and the Subsidiaries.

          (b) From and after the date hereof, Seller and Buyer shall cooperate for the purpose of causing the Buyer, the Company or a Subsidiary to be substituted, as of the Closing Date, for Seller and its Affiliates and Buyer shall, and shall cause the Company and the Subsidiaries to, use all commercially reasonable efforts to cause the release of Seller and its Affiliates (other than the Company and the Subsidiaries), as of the Closing Date, with respect to each letter of credit, guaranty, bond or other indemnity obligation of Seller or any of its Affiliates relating to the Business, including without limitation all such obligations pursuant to which Seller or any such Affiliate guarantees the obligations of the Company or any Subsidiary under any Facility Lease (other than a Retained Lease) or other Contract, which by its terms may not be terminated or cancelled (collectively “Seller Guarantee Obligations”), such that Seller and its Affiliates shall be forever released from all liability in respect of events which occur after the Closing Date; provided, however, that neither Buyer nor its Affiliates will have any obligation to pay any fees or expenses to the beneficiary of any such Seller Guarantee Obligation in connection with obtaining any such substitution or release. Seller shall notify Buyer of all such Seller Guarantee Obligations. From and after the date hereof, Seller and Buyer shall cooperate for the purpose of causing the Seller or one of its Affiliates (other than the Company or a Subsidiary) to, use all commercially reasonable efforts to cause the release of the Company and any Subsidiary, as of the Closing Date, with respect to each letter of credit, guaranty, bond or other indemnity obligation of the Company or any Subsidiary relating to the Seller or its Affiliates, including without limitation all such obligations pursuant to which the Company or any Subsidiary guarantees the obligations of the Seller or one of its Affiliates (other than the Company or any Subsidiary) (collectively “Company Guarantee Obligations”), such that the Company and the Subsidiaries shall be forever released from all liability in respect of events which occur after the Closing Date; provided, however, that neither Seller nor its Affiliates will have any obligation to pay any fees or expenses to the beneficiary of any such Company Guarantee Obligation in connection with obtaining any such substitution or release. Seller shall notify Buyer of all such Company

Guarantee Obligations. Each Party shall use commercially reasonable efforts to cause the holder or other beneficiary of each such Seller Guarantee Obligation or Company Guarantee Obligation, as applicable, to promptly return the same to Seller or Buyer, as applicable, marked cancelled and shall provide such financial and other information as may be reasonably requested by the holder of any such Seller Guarantee Obligation or Company Guarantee Obligation, as applicable. Buyer shall be responsible for all of the normal fees of Seller or any of its Affiliates and all Losses incurred by Seller or any of its Affiliates or its insurers under any such Seller Guarantee Obligation or any drawing made or acceptance delivered thereunder with respect to events giving rise to liability under any Seller Guarantee Obligation occurring after the Closing Date. Seller shall be responsible for all of the normal fees of Buyer or any of its Affiliates and all Losses incurred by Buyer or any of its Affiliates or its insurers under any such Company Guarantee Obligation or any drawing made or acceptance delivered thereunder with respect to events giving rise to liability under any Company Guarantee Obligation occurring after the Closing Date.

     7.3 Noncompetition.

          (a) For a period of three years commencing on the Closing Date (the “Non-Competition Period”), Seller agrees not to, and agrees to cause its Affiliates (other than any of Seller’s Affiliates providing incidental pension disbursement services and/or providing any services to any Employee Benefit Plan of Seller) not to, at any time, directly or indirectly, anywhere in the world, so long as the Company or a Subsidiary continues to engage in a like business in such location:

               (i) own, manage, operate, control, or be connected in any manner with the ownership, management or control of any Person that engages in a business which provides benefits or human resources consulting or outsourcing in competition with the Business as conducted on the Closing Date (a “Competitive Business”); or

               (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any Subsidiary and any customer, supplier of the Company or any Subsidiary.

          (b) For a period of two years commencing on the Closing Date (the “Non-Solicitation Period”), Seller agrees not to, and agrees to cause its Affiliates not to, at any time, directly or indirectly, solicit employment for or employ Transferred Employees or induce any Transferred Employee to leave the employ of the Company or any Subsidiary.

          (c) In the event of a breach by Seller of the terms of this Section 7.3, Buyer shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of such terms by Seller (or such applicable Affiliate of Seller) and to enjoin Seller (or such applicable Affiliate of Seller) from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Seller acknowledges that the remedies at law for any breach by Seller or its Affiliates of the provisions of this Section 7.3 may be inadequate and that Buyer shall be entitled to injunctive relief against Seller (or such applicable Affiliate of Seller) in the event of any breach without the necessity to post any bond therefor. The existence of any claim or cause of action of Seller against Buyer based upon this Agreement shall not constitute a defense to the obligations of Seller under this Section 7.3.

          (d) Notwithstanding anything in Section 7.3(a) to the contrary, nothing herein shall in any way restrict or limit the rights of Seller or any of its Affiliates or any successor thereof (i) as an investor to hold and make investments not in excess of 10% of the outstanding securities of any corporation the securities of which are listed on a nationally recognized securities exchange or traded in a nationally recognized over-the-counter market and (ii) to continue to carry on any business in which any of them is engaged as of the date hereof, whether or not any such business is a Competitive Business, in a manner that is not substantially different from the manner in which Seller or any of its Affiliates, as the case may be, carries on such business as of the date hereof.

          (e) Notwithstanding anything in Section 7.3(a) to the contrary, should any Person not a party hereto engaged in a Competitive Business acquire Seller, directly or indirectly, by merger, acquisition or a purchase of substantially all of the assets of Seller, this Section 7.3 shall not thereafter apply to the surviving party so long as (i) following such acquisition such Competitive Business shall not be conducted, directly or indirectly, through Seller, any of its pre-Closing Affiliates or any of their successors or assignees and (ii) none of Seller, its pre-Closing Affiliates, any of their successors or assignees or their employees shall provide substantial assistance to the Competitive Business.

          (f) Notwithstanding anything in Section 7.3(a) to the contrary, if during the Non-Competition Period, Seller or any Affiliate thereof (an “Acquiring Person” for purposes of this Section) shall acquire (directly or indirectly) any entity operating a Competitive Business then such Acquiring Person shall be obligated, within three months after consummation of such acquisition, offer to sell and assign such Competitive Business to Buyer at the fair market value of such Competitive Business. The terms and conditions of such sale shall include (i) (A) an assignment by Seller to Buyer of its rights to the extent related to the Competitive Business under the acquisition and related documents under which it acquired such Competitive Business and (B) a consent by the seller of such Competitive Business acknowledging such assignment and agreeing that Buyer may enforce such acquisition and related documents against such seller or (ii) representations, warranties and indemnification provisions substantially similar to those made in favor of the Acquiring Person under such acquisition and related documents. Seller shall give Buyer written notice of any such transaction, which notice shall describe in reasonable detail the Competitive Business being offered to Buyer. Representatives of Buyer and the Acquiring Person shall meet within 15 days of the date such offer is made and attempt mutually to determine in good faith such fair market value. If Buyer and the Acquiring Person are unable to determine a mutually acceptable fair market value within 20 days after their initial meeting, Buyer and the Acquiring Person shall mutually engage (and share equally in the fees and expenses of) an investment banking firm to determine within 20 days of such firm’s engagement the fair market value of the Competitive Business (and associated liabilities), which determination shall be binding upon Buyer and the Acquiring Person for purposes of the Acquiring Person’s offer to sell the Competitive Business to Buyer as contemplated herein. In the event that Buyer does not accept the offer within thirty days of final determination of such fair market value, the Acquiring Person shall be free to sell the Competitive Business to a third party or to operate the Competitive Business, as the Acquiring Person may elect, free of the restrictions set forth in Section 7.3(a); provided, however, that if Seller elects to operate the Competitive Business, Seller shall not, (i) for the remainder of the Non-Solicitation Period, hire any Transferred Employee (other than a Transferred Employee that either Seller or one of its Affiliates is permitted to employ pursuant to Section 7.3(g)) or (ii) for the remainder of the Non-Competition Period, solicit the business of any customer of the Business (other than any customer which is also a customer of the Competitive Business at the time of its acquisition). The parties agree that the operation of the Competitive Business by the Acquiring Person during the pendency of the procedures described above shall not be deemed to violate Section 7.3(a).

          (g) Notwithstanding anything in Section 7.3(b) to the contrary, nothing herein shall in any way restrict or limit the rights of Seller or any of its Affiliates to employ a Transferred Employee who (i) is terminated by the Company or any of its Affiliates, (ii) responds to a general employment advertisement by Seller or any of its Affiliates in the ordinary course of its business, (iii) responds to a solicitation from an employment agency or search firm that is not directed to contact such Transferred Employee by Seller or any of its Affiliates, or (iv) contacts Seller or any of its Affiliates for employment on such Transferred Employee’s own initiative without any solicitation from Seller or any of its Affiliates.

          (h) For a period of three years commencing on the Closing Date, Seller agrees not to, and agrees to cause its Affiliates not to, use in any Competitive Business the customer lists of the Business that have been delivered to the Company pursuant to this Agreement.

          (i) The necessity of protection against competition from Seller and its Affiliates and the nature and scope of such protection has been carefully considered by the parties to this Agreement based upon the consultation with and advice from their respective legal counsel. The parties agree and acknowledge (i) that the duration, scope and geographic areas applicable to the covenants contained in this Section 7.3 are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Business and Buyer’s investment therein and its business goodwill, (ii) that adequate compensation has been received by Seller for such obligations, and (iii) that these obligations do not prevent Seller and its Affiliates from earning a livelihood or conducting its remaining businesses. If any provision of this Section 7.3 is held to be illegal, invalid or unenforceable under present or future laws effective during the Non-Competition Period, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, but no such added provision shall be broader or result in a greater limitation of the activities of Seller than is provided in this Section 7.3 on the date hereof. If the automatic reformation provision contained in this Section 7.3(i) for any reason fails or is held to be illegal, invalid or unenforceable, the parties request that the Governmental Entity making such determination interpret, alter, amend and modify the terms of this Section 7.3 to include as much of the scope, time period and geographic area specified therein as may be possible without rendering any provision of this Section 7.3, illegal, invalid or unenforceable, but no such modified term shall be broader or result in a greater limitation of the activities of Seller and its Affiliates than is provided in this Section 7.3 on the date hereof.

     7.4 Excluded Intangible Property. Except as set forth in this Section 7.4, Buyer acknowledges and agrees that any rights to ownership or use by the Company or any of the Subsidiaries of the Excluded Intangible Property shall cease upon the Closing. As soon as practicable after the Closing, but no more than 90 days after the Closing Date, Buyer shall, and shall cause the Company and the Subsidiaries to, not engage in any use of any such Excluded Intangible Property in connection with any advertising, marketing or solicitation efforts or otherwise. Notwithstanding the foregoing, Buyer, the Company, the Subsidiaries and the Investments shall have the right to use any of the Excluded Intangible Property in the same manner used prior to the Closing to the extent that such property is embedded in any software programs developed prior to the Closing Date and licensed or sublicensed by the Company, any Subsidiary or any Investment or are included in any employee training manuals, operating procedures manuals or other similar internal documents used in the Business as of the Closing Date; provided, however, that Buyer, the Company, the Subsidiaries and the Investments shall use commercially reasonable efforts to discontinue such use as soon as practicable, and in any event within one year, after the Closing Date. Seller shall, and shall cause its Affiliates to, provide reasonable assistance to Buyer in connection with changing the registrations of any website databases in the event any such websites are registered under the name of Excluded Intangible Property.

     7.5 Litigation Support. After the Closing Date, upon a party’s reasonable request and without necessity of subpoena, the other party and its Affiliates and their representatives and counsel will cooperate with the requesting party and its representatives and counsel for purposes of permitting the requesting party to address and respond to any matters that involve the requesting party and its Affiliates that arise as a result of or otherwise related to such party’s or its Affiliates’ prior or existing, as the case may be, affiliation with the Company, the Subsidiaries and the Investments, whether or not related to this Agreement, including any claims made by or against such party or any of its Affiliates, whether involving any Governmental Entity or third party.

     7.6 Treatment of Certain Accounts Receivable.

          (a) In the event that (i) any of the billed accounts receivable that were recorded on the books of the Company and the Subsidiaries as of the Effective Time (the

“Effective Time Receivables”) are not collected in full, after application of all accounts receivable reserves, within 210 days after the Effective Time, or (ii) any of the accounts receivable that were, in accordance with the Company’s past practices, reported as “unbilled” accounts receivable on the books of the Company or the Subsidiaries at the Effective Time (the “Post-Effective Time Receivables” and, together with the Effective Time Receivables, the “Specified Receivables”) are not collected in full, after application of all accounts receivable reserves, within earlier of (x) 210 days after the date billed or (y) the first anniversary of the Effective Time (whether billed or not), then, notwithstanding any other provision of this Agreement to the contrary, the sole remedy of Buyer shall be to cause Seller to purchase any such Specified Receivables at the net book amount thereof (after taking into account any accounts receivable reserves in effect as of the Effective Time and any payments on such Specified Receivables made after the Effective Time) and no claim may be made based on inaccuracy of any representation or warranty resulting therefrom. The day on which Seller’s obligation to purchase any Specified Receivable matures is referred to as such Specified Receivable’s “Specified Receivable Trigger Date.” If Buyer elects to cause Seller to purchase any such Specified Receivable, notice of such election must be received by Seller on or prior to the 30th day after the applicable Specified Receivable Trigger Date or Buyer will be deemed to have waived any rights with respect to such Specified Receivable. Such notice shall (i) identify a closing date not less than five days nor more than thirty days after such notice is received by Seller upon which the closing of the sale shall occur and (ii) state the purchase price for the Specified Receivable, together with such supporting detail as may be requested by Seller (which may be audited by Seller from time to time upon reasonable advance notice). Seller shall not be obligated to purchase the Specified Receivable unless the parties, acting reasonably and in good faith, agree on the amount of the Specified Receivable outstanding. At the closing, Buyer shall deliver to Seller such instruments of transfer as may be reasonably requested by Seller to evidence the transfer of the Specified Receivable to Seller, and Seller shall pay the purchase price by wire transfer in immediately available funds.

          (b) Prior to the purchase of any Specified Receivable by Seller, Buyer shall cause the Company or a Subsidiary (as applicable) to diligently pursue collection of such Specified Receivable consistent with the Company’s customary past practices. In circumstances where (x) (i) a single account debtor is obligated on more than one Specified Receivable and/or accounts receivable that are not Specified Receivables and (ii) such account debtor makes a single lump sum payment on such receivables without identifying specifically to which receivables such payment relates, such payments shall be allocated to satisfy in full the receivables in order of the dates such receivables were billed or (y) less than the full amount of a Specified Receivable shall have been paid by the account debtor, any payment received relating to the Specified Receivable shall be credited to the Specified Receivable.

          (c) The Effective Time Receivables shall be identified in a schedule prepared by Seller within five (5) Business Days after the Closing Date and delivered to Buyer, and the Post-Effective Time Receivables shall be identified in a schedule prepared by Buyer within 30 days after the Closing Date and delivered to Seller. Each such schedule will identify the Specified Receivables in reasonable detail, including identifying the account obligor, the outstanding account balance and any reserves related thereto, the aging of the Specified Receivable and the applicable Specified Receivable Trigger Date for each Specified Receivable.

          (d) In the event that any Specified Receivable is purchased by Seller, if requested by Seller, Buyer shall cause the Company or a Subsidiary (as applicable) to act as collection agent for Seller with respect to such Specified Receivables. In such capacity, Buyer shall cause the Company or such Subsidiary to (i) diligently pursue collection of such Specified Receivables as if such receivables were owned by the Company or such Subsidiary, (ii) remit monies received by the Company or such Subsidiary in such capacity to Seller within three Business Days of receipt and (iii) upon Seller’s request, commence litigation to collect such Specified Receivables, if commencing litigation is consistent with the Company’s or the Subsidiary’s past collections practice, the cost of which litigation shall be borne by Seller and shall be subject to Seller’s direction. As a fee for acting as collection agent hereunder, the Company may retain 5% of any payments received on such receivables.

          (e) It is understood that no receivable due from Buyer or any of its Affiliates is or will be a Specified Receivable.

          (f) Notwithstanding the provisions of Section 7.6(a) it is understood that the obligation of Seller to purchase Specified Receivables shall not be subject to the Basket Amount or the Cap Amount contained in this Agreement; provided, however, that Seller shall be entitled to elect to have the amount of any Specified Receivable put to Seller by Buyer pursuant to Section 7.6(a) treated as a claim for indemnification under Article XII, and charged against the Basket Amount and counted toward the Cap Amount at its option in lieu of purchasing such Specified Receivable.

          (g) It is understood that if the Buyer or any of its Affiliates (including the Company and the Subsidiary) receive any payment related to an account receivable that was charged off by the Company or the Subsidiary prior to Effective Time, the amount recovered shall be added to the accounts receivable reserve to be utilized to reduce Seller’s exposure under Section 7.6(a).

     7.7 Proceeds From Material Investments. In the event Allianz Lebensversicherungs-Aktiengesellschaft exercises its option to purchase from Buck Consultants GmbH or if Buck Consultants GmbH is required to sell any share capital in Dr. Dr. Heissmann GmbH Unternehmensberatund Fur Versorgung & Vergutung and Seller or any of its Affiliates receive any proceeds regarding such sales, Seller agrees to promptly remit or cause its Affiliates to remit all such proceeds to Buyer. In the event JV HoldCo redeems any share capital held by Mellon Consultants, LLC and Seller or any of its Affiliates receive any proceeds regarding such redemption, Seller agrees to promptly remit or cause its Affiliates to remit all such proceeds to Buyer.

ARTICLE VIII

GENERAL CONDITIONS TO CLOSE

     The obligations of the parties to effect the Closing shall be subject to the following conditions:

     8.1 No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity on what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

     8.2 Governmental Waiting Periods. Any applicable waiting period under the Hart-Scott-Rodino Act, the German antitrust act, the act regulating the Financial Services Authority in the United Kingdom, the Investment Intermediaries Act, 1995 of Ireland and any other applicable Law shall have expired or been terminated.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

     9.1 Representations and Warranties and Covenants of Seller. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

          (a) (i) The representations and warranties of the Seller, set forth in Article IV of this Agreement shall be true and correct when made and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that for purposes of this Section 9.1(a) there shall be removed from all such representations and warranties, except the representations and warranties set forth in Section 4.12, any references to “material,” “Material Adverse Effect” and words of like import or effect, but not the defined terms “Material Contracts,” “Material Customer Contracts,” “Material Intangible Property,” “Material Leases,” “Material License,” “Material Subsidiary,” “Owned Material Intangible Property” and “Seller Owned Material Intangible Property”; and provided, further, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect; and provided, further, that in the event of a breach of a representation or warranty, Seller agrees that Buyer will be entitled to assert an indemnity claim pursuant to Article XII if and to the extent provided in such Article notwithstanding whether such breach constitutes a Material Adverse Effect and (ii) Buyer shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, to such effect; and

          (b) The Seller, the Company and the Subsidiaries shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller, the Company and the Subsidiaries, respectively, on or prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to such effect; provided, however, that if Seller is not able to obtain, or cause the Company or the Subsidiary which is the lessee thereof to obtain, any Approval required in connection with the assignment of a Retained Lease as contemplated by Section 6.4(c), this Section 9.1(b) shall be satisfied in connection with such Retained Lease with respect to the obligations of Seller under Section 6.4(c) if Seller agrees to indemnify Buyer in connection with the obligations of the Company or Subsidiary which is the lessee thereof under, and for any Losses (including, but not limited to, any rental payments and lease payments payable under such Retained Lease) relating to, such Retained Lease, except in each case to the extent that such obligations result from the acts or omissions of Buyer and/or its Affiliates after the Closing (including, after the Closing, the Company and the Subsidiaries) and except to the extent that Buyer and/or any of its Affiliates (including, after the Closing, the Company and the Subsidiaries) occupies the premises covered by any such Retained Lease and, in such event, this exception will be limited to that portion so occupied and the obligations and liabilities associated with, or arising out of, such portion so occupied. In addition, in the event any such Approval is not obtained in connection with the assignment of a Retained Lease, following the Closing Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company and the Subsidiaries) to, take such actions, at Seller’s expense, as Seller may reasonably request to permit Seller to reduce and mitigate its indemnification obligations under this Section 9.1 relating to Retained Leases, including, without limitation, reasonably cooperating with Seller and its Affiliates to obtain the applicable Approval and/or to sublet all or portions of the premises covered by such Retained Lease, to permit the Seller and its Affiliates to exercise (or join with Seller and its Affiliates, at the expense of Seller and its Affiliates in exercising) any rights and remedies available under each such lease to the applicable tenant thereunder, and with reference to the proposed Retained Lease for the Teaneck location, to direct and control all ongoing and future litigation regarding such lease and location (it being understood that neither Buyer nor its Affiliates shall be required to take any action which unreasonably jeopardizes its right to occupy any premises covered by a Shared Space Agreement or Facilities Lease Sublease).

     9.2 Approvals of Public or Governmental Entities. Buyer, the UK Buyer and the German Buyer shall have obtained all requisite Approvals and Permits of all Governmental Entities set forth on Schedule 5.2 which are necessary to consummate the transactions contemplated hereby.

     9.3 Closing Documents. Seller and the UK Seller shall have delivered all of the resolutions, certificates, documents and instruments required by Seller, the UK Seller or the Company by this Agreement on or prior to the Closing.

     9.4 Approvals and Permits.

          (a) Approvals of Public or Governmental Entities. Seller, the UK Seller and the Company shall have obtained the Approvals and Permits listed in Section 9.4(a) of the Seller’s Disclosure Schedule required to be obtained prior to the Closing Date.

          (b) Other Approvals. Seller, the UK Seller and the Company shall have obtained the Approvals and Permits listed in Section 9.4(b) of the Seller’s Disclosure Schedule.

     9.5 Legal Proceedings. There shall not be threatened, instituted or pending any Action by any Person before any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Affiliates of all or any material portion of the Business or assets of the Company and the Subsidiaries or to compel the Buyer or any of its Affiliates to dispose of all or any material portion of the Business or assets of the Company and the Subsidiaries or of the Buyer or any of its Affiliates, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Shares or the equity interests in the Material Subsidiaries or the Material Investments, including without limitation, the right to vote any Shares, the European Shares or the equity interests of the Material Subsidiaries or the Material Investments on all matters properly presented to any of the Company’s stockholders or the Material Subsidiaries’ stockholders or the Material Investments’ stockholders, as applicable, or (iii) seeking to require divestiture by the Buyer or any of its Affiliates of all or any portion of the Shares or the European Shares.

     9.6 Termination and Waivers. Any stock, membership, partnership or other equity ownership of any Person (other than the Company or a Subsidiary) in and to the equity of any Subsidiary shall have been fully released and terminated and any outstanding options, warrants, redemption rights and any other agreement regarding the equity interests or securities of the Company or any Subsidiary shall have been waived and terminated, in each case, upon terms reasonably acceptable to Buyer.

     9.7 No Material Adverse Effect. There shall not have occurred any event that, individually or in the aggregate, has had or would have a Material Adverse Effect on the Business, the Company or any Subsidiary other than changes affecting generally (i) the employment or benefits consulting or outsourcing businesses (with no disproportionate impact on the Business), (ii) interest rates, securities markets, accounting principles, practices or conventions, applicable Laws or comparable events, (iii) the general business or general economic conditions in the United States or worldwide or (iv) the legal, regulatory or political conditions in the United States.

     9.8 Amendments to German Agreements. Seller shall have obtained executed copies of amendments, substantially in the form and substance attached as Exhibit G hereto, to each of (i) the Cooperation Agreement, effective as of July 26, 1991 (the “Cooperation Agreement”), by and among Dr. Dr. Heissmann GmbH Unternehmensberatung Fur Versorgung & Vergutung (“Dr. Dr. Heissmann”), IPC International Pension Consultants GmbH and Mellon Consultants, LLC, (ii) the Joint Venture Agreement, dated as of December 21, 1999 (the “Joint Venture Agreement”), by and among Dr. Dr. Heissmann, Mellon Consultants, LLC and Buck Consultants GmbH, and (iii) the Notarized Agreement, dated as of July 26, 1991, by and between Allianz Lebensversicherungs-Aktiengesellschaft and Mellon Consultants, LLC (the “Notarized Agreement”).

ARTICLE X

CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

     10.1 Representations and Warranties and Covenants of Buyer. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

          (a) The representations and warranties of Buyer set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, when made and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Seller shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to such effect; and

          (b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and the Seller shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to such effect.

     10.2 Closing Documents. Buyer, the UK Buyer and the German Buyer shall have delivered all of the resolutions, certificates, documents and instruments required of it by this Agreement on or prior to the Closing.

ARTICLE XI

TERMINATION OF OBLIGATIONS; SURVIVAL

     11.1 Termination of Agreement. Any action by Seller under this Article XI shall be on behalf of itself and the UK Seller. Any action by Buyer under this Article XI shall be on behalf of itself, the UK Buyer and the German Buyer. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall automatically terminate, without any notice, demand or action by either party, if the Closing does not occur on or before the close of business on July 31, 2005 unless extended by mutual consent in writing by Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

          (a) Mutual Consent. By mutual consent in writing by Buyer and Seller.

          (b) Conditions to Buyer’s Performance Not Met. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer, the UK Buyer or the German Buyer to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or IX and Buyer, the UK Buyer or the German Buyer, as applicable, is not in material breach of its representations, warranties or covenants set forth herein.

          (c) Conditions to Seller’s Performance Not Met. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller or the UK Seller to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or X and Seller or the UK Seller, as applicable, is not in material breach of its representations, warranties or covenants set forth herein.

          (d) Material Breach. By Buyer or Seller (if either, as applicable, is not in material breach of its representations, warranties or covenants set forth herein), if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that the breaching party shall have ten business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues, in which to cure such breach.

          (e) Change in Law. By either the Seller or the Buyer if there shall be any change in any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

          (f) Governmental Action. By the Buyer or the Seller, if any court or Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

     The party desiring to terminate this Agreement shall give notice of such termination to the other party.

     11.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Sections 4.7, 5.4, 15.2, 16.4, 16.11 and 16.15 shall survive any such termination, and that a termination under Section 11.1 shall not relieve either party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any such breach or misrepresentation.

     11.3 Survival of Representations and Warranties and Covenants. Except for (i) the representations and warranties and covenants under Article XIII, which shall not terminate, and (ii) the representations and warranties under Section 4.2 (Capitalization), Section 4.3 (Subsidiaries and Investments) (but only to the extent related to a Material Subsidiary or a Material Investment), Section 4.7 (No Brokers or Finders), Section 4.14(d) (Employees), Section 4.15(b) (Seller’s Benefit Plans) and 4.15(e) (Seller’s Benefit Plans), which survive indefinitely, and (iii) the representations and warranties under Section 4.17 (Taxes) and Section 4.24 (Environmental Compliance), which shall survive until barred by the applicable statute of limitations plus thirty days thereafter (such representations and warranties in this clause (iii) and, together with the representations and warranties in clauses (i) and (ii) of this Section 11.3, the “Special Representations”), the representations and warranties and covenants to be performed at or prior to the Closing contained herein shall expire on the last day of the fifteenth month following the Closing Date, except that if a claim or notice is given under Article XII with respect to any representation or warranty or covenant prior to the applicable expiration date, such representation or warranty or covenant shall continue indefinitely with respect to such claim until such claim is finally resolved. All claims for actual fraud shall survive the Closing hereunder until barred by the applicable statute of limitations plus thirty days thereafter.

ARTICLE XII

INDEMNIFICATION

     12.1 Obligations of Seller. Subject to the provisions of Section 12.4, from and after the Closing, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their present and former directors, officers, employees, Affiliates, agents and assigns (each a “Buyer Indemnified Person”) from and against any and all Losses of Buyer or any such Person, directly or indirectly, as a result of, or based upon or arising from:

          (a) any inaccuracy in or breach of any of the representations or warranties made by Seller in this Agreement other than the Special Representations except to the extent that any such inaccuracy or breach has been waived by Buyer in writing;

          (b) any inaccuracy or breach of the Special Representations except to the extent that any such inaccuracy or breach has been waived by Buyer in writing;

          (c) any breach or nonperformance of any of the other covenants and agreements made by Seller in this Agreement other than any breach or nonperformance which has been waived by Buyer in writing;

          (d) (i) any Actions, written claims or formal investigations disclosed on Section 4.5 of the Seller’s Disclosure Schedule, (ii) any other Actions pending as of the Closing Date against Seller or its Affiliates that relate to the Business or against the Company or any Subsidiary, (iii) other than a Professional Malpractice Action, any other Actions initiated on or before the last day of the fifteenth month following the Closing Date with respect to pre-Closing Date acts or omissions by the Seller or its Affiliates, the Company or any Subsidiary and (iv) any Professional Malpractice Action initiated on or before the date which is two and one-half (2 1/2) years following the Closing Date with respect to pre-Closing Date acts or omissions by the Seller or its Affiliates, the Company or any Subsidiary, excluding in the case of clauses (i), (ii) and (iii) any Employment Actions filed by or on behalf of one or more current or former employees of the Company or any Subsidiary;

          (e) to the extent applicable, the indemnity obligations of Seller pursuant to Section 7.2(b);

          (f) (i) any Losses relating to the ownership or operation of the Retained Business and Retained Leases (except with respect to a Facility Lease/Retained Lease with respect to which Seller is to indemnify Buyer pursuant to Section 9.1(b) hereof as a result of failure to obtain an Approval required in connection with the assignment of such Facility Lease/Retained Lease, where such Losses shall be governed by the terms of Sections 9.1(b) and 12.1(h) hereof), and (ii) any Losses arising from or relating to the transfers set forth in Section 6.13, except in the case of clause (i) to the extent arising from an act or omission of Buyer or any of its Affiliates (including the Company and the Subsidiaries) from and after the Closing;

          (g) any fine or penalty relating to or arising from any improper dividends made by Buck Germany to the UK Seller prior to the Closing Date; and

          (h) to the extent applicable, the indemnity obligations of Seller pursuant to Section 9.1(b).

     12.2 Obligations of Buyer. Subject to the provisions of Section 12.4, from and after the Closing, Buyer agrees to indemnify and hold harmless Seller and its Affiliates and their present and former directors, officers, employees, Affiliates, agents and assigns (each a “Seller Indemnified Person”) from and against any Losses of Seller or any such Person, directly or indirectly, as a result of, or based upon or arising from:

          (a) any inaccuracy in or breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement other than any such inaccuracy or breach which has been waived by Seller in writing;

          (b) any breach or nonperformance of any of the other covenants or agreements made by Buyer in or pursuant to this Agreement other than any breach or nonperformance which has been waived by Seller in writing;

          (c) to the extent applicable, the indemnity obligations of Buyer pursuant to Section 7.2(b); and

          (d) any Losses arising after the Closing Date under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) or similar local or foreign laws that relate to Buyer’s post-Closing actions with respect to the Employees.

          (e) relating solely to Seller’s amendment of the Deferred Compensation Plan for U.S. Senior Staff of Buck Consultants, Inc. to eliminate, without employee consent, the opportunity for employees to elect to receive a distribution from such plan following the announcement of a change in control of the Company.

          (f) subject to payment by Seller of the Final Pension Plan Purchase Price Adjustment pursuant to Section 6.14(c), any claim made on or after the Closing Date that any Under-Funded Plan is underfunded.

     12.3 Procedure.

          (a) Notice. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party within fifteen days after its receipt of a written assertion of liability from the third party. The Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party except to the extent that the Indemnifying Party has been materially prejudiced as a direct result of such delay.

          (b) Defense. The Indemnifying Party shall be entitled to assume the defense and control of any Indemnifiable Claim. If the Indemnifying Party assumes the defense of any Indemnifiable Claim, it shall retain experienced counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to employ separate counsel with respect to a claim if, in the Indemnified Party’s reasonable judgment (i) a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to such claim or (ii) where the Indemnifying Party is also a party to such claim, different or conflicting claims or defenses may reasonably exist, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party does not assume such defense, the Indemnified Party may retain counsel to assume such defense and may compromise or settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be responsible for the reasonable fees and expenses of such counsel and shall be bound by the result of such compromise or settlement.

          (c) Settlement Limitations. Notwithstanding anything in this Section 12.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment unless such settlement or compromise includes an unqualified release from all liability in respect of the claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

          (d) For the avoidance of doubt, with respect to any claim for indemnification, the expiration of a survival period set forth in Section 11.3 with respect to a particular subsection of Section 12.1 or 12.2 shall not prohibit an Indemnified Party from seeking indemnification under another subsection of Section 12.1 or 12.2, as applicable, with respect to which the survival period has not expired as of the date of such claim. Similarly, if a claim for indemnification can be asserted under either a subsection of Section 12.1 or 12.2 that is subject to the Basket Amount or Cap Amount or under a subsection of Section 12.1 or 12.2 that is not subject to the Basket Amount or Cap Amount, the Indemnified Party may elect the provision under which such claim is brought.

          (e) The parties hereto agree that they will take commercially reasonable actions consistent with their general policies and practices, including any policies and practices relating to bringing or refraining from bringing suit or pursuing claims against customers or vendors which the mitigating party applies when it is the party in interest, to mitigate Losses, including without limitation, prior to making a claim for a Loss or applying the Loss against the Basket Amount, exhausting any reserves reflected on the Effective Time Balance Sheet specifically with respect to such Loss and pursing any indemnification rights which the Company and the Subsidiaries may have with respect thereto against third parties, including those under any Contracts referred to under paragraph (i) of Section 4.11(a) of Seller’s Disclosure Schedule; provided, however, that where Buyer makes a claim with respect to any such indemnification rights, Buyer may assert the corresponding claim hereunder so long as, upon payment by Seller of the amount of the claim, Buyer, if permitted, assigns its indemnification rights with respect thereto to Seller and remits any third party indemnification award paid to Buyer on such claims (less reasonable out of pocket expenses) to Seller.

     12.4 Limitations on Indemnification.

          (a) Any Indemnifiable Claim shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of such breach or nonperformance, less the dollar amount of any Insurance Proceeds actually received by the Indemnified Party with respect to such Losses. If after the payment of an Indemnifiable Claim by the Indemnifying Party insurance proceeds are received by the Indemnified Party with respect to such Indemnifiable Claim, such proceeds will promptly be repaid by the Indemnified Party to the Indemnifying Party.

          (b) Except in the case of fraud or intentional breach, Seller shall not be required to indemnify any Buyer Indemnified Person under Sections 12.1(a) unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller in respect of all such claims by all Buyer Indemnified Persons exceeds $4,000,000 (the “Basket Amount”) and, in such event, Seller shall be responsible only for the amount in excess of the Basket Amount. Except in the case of fraud or intentional breach, Buyer shall not be required to indemnify any Seller Indemnified Person under Sections 12.2(a) unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer in respect of all such claims by all Seller Indemnified Persons exceeds the Basket Amount, and in such event, Buyer shall be responsible only for the amount in excess of such Basket Amount. Except in the case of fraud or intentional breach, Seller’s indemnity obligations under Sections 12.1(a) and (c) (except in respect of Section 2.3 (Purchase Price Adjustments), Section 2.4 (Procedure to Reconcile Adjustments of Purchase Price for Changes in Net Equity), Section 6.5 (Intangible Property), Section 6.11 (Intercompany Borrowings), Section 6.13 (Pre-Closing Transfer of Assets and Liabilities), Section 6.14 (Funding of Pension Plans), Section 7.2(b) (Indemnity Obligations), Section 7.3 (Noncompetition), 7.7 (Proceeds from Material Investments), Section 9.1(b) (Closing Covenants), Article XIII (Tax Matters) and Article XIV (Employee Benefits)) shall be limited, in the aggregate, to $45,000,000 (the “Cap Amount”). Except in the case of fraud or intentional breach, Buyer’s indemnity obligations under Sections 12.2(a) and (b) (except in respect of Section 2.3 (Purchase Price Adjustments), Section 2.4 (Procedure to Reconcile Adjustments of Purchase Price for Changes in Net Equity), Section 6.5 (Intangible Property), Section 6.14 (Funding of Pension Plan), Section 7.2(b) (Indemnity Obligations), Article XIII (Tax Matters) and Article XIV (Employee Benefits)) shall be limited, in the aggregate, to the Cap Amount. Notwithstanding any other provision of this Section 12.4(b), no Buyer Indemnified Party shall make any claim under Section 12.1, and no Seller Indemnified Party shall make any claim under Section 12.2 unless the aggregate amount of such claim or series of related claims shall exceed $500, in which case, subject to the other limitations contained herein, the entire amount of the claim may be made.

          (c) For purposes of Sections 12.1(a) and (b) and 12.2(a), all representations and warranties other than those contained in Section 4.26 shall be read as if references therein to “knowledge of Seller”, “Seller’s knowledge”, “knowledge of Buyer”, “Buyer’s knowledge” were deleted and all representations and warranties other than those contained in Section 4.12 shall be read as if references therein to “Material Adverse Effect”, “in all material respects”, or similar language were deleted; but for these purposes that the defined terms “Material Contracts,” Material Customer Contracts,” Material Intangible Property,” “Material Leases,” “Material License,” “Material Subsidiary,” “Owned Material Intangible Property” and “Seller Owned Material Intangible Property” were not deleted or changed. By way of illustration for purposes of this Section 12.4, (i) any representation that a statement is true and correct in all material respects shall be read as a representation that the statement is true and correct, (ii) any representation that a condition exists except to the extent that its failure to exist would not have a Material Adverse Effect on a Person shall be read as a representation that such condition exists, and (iii) any representation that no incidents of a specific nature have occurred that would have a Material Adverse Effect on a Person shall be read as a representation that no incidents of such nature have occurred.

          (d) This Article XII shall survive the Closing and shall remain in effect (i) with respect to Sections 12.1(a) and (b) and 12.2(a), for so long as the relevant representations and warranties survive, (ii) with respect to Sections 12.1(c) and 12.2(b) to the extent those Sections relate to covenants to be performed prior to or at the Closing, until the last day of the fifteenth month following the Closing Date, (iii) with respect to Sections 12.1(c) and 12.2(b) to the extent those Sections relate to covenants to be performed following the Closing, until the date which is one year following the earlier to occur of (A) the date on which any such covenant was to be performed or (B) the date on which Buyer or Seller, as the case may be, first became aware of a breach of any such covenant, (iv) with respect to Section 12.1(d) (other than Actions disclosed on Schedule 4.5 of Seller’s Disclosure Schedule and Professional Malpractice Actions) and 12.1(e) and 12.2(c), (d) and (e), until the last day of the eighteenth month following the Closing Date, (v) with respect to Section 12.1(d) for Actions disclosed on Schedule 4.5 of Seller’s Disclosure Schedule and Section 12.1(h), until barred by the applicable statute of limitations plus thirty days thereafter, (vi) with respect to any

Professional Malpractice Action (other than those disclosed on Section 4.5 of Seller’s Disclosure Schedule which are governed by clause (v)), until the date which is two and one-half (2 1/2) years following the Closing Date, and (vii) with respect to Section 12.1(f), 12.1(g) and 12.2(f), indefinitely.

          (e) Notwithstanding the foregoing, the parties intend and agree that the obligations of the parties set forth in Article XIII shall be governed by such Article XIII, and not by this Article XII, including the limitations contained in this Section 12.4, and the survival period with respect to such obligations shall survive as set forth in Section 13.8.

     12.5 Remedies Exclusive. The remedies provided for in this Article XII, as limited by the limitations set forth in Section 12.4 hereof, shall constitute the sole and exclusive remedies for any post-Closing claims made for breach of this Agreement, except for claims for equitable relief arising out of Article VII and claims generally arising out of Article XIII, Article XIV or Section 15.2 hereof or for fraud or intentional breach of this Agreement. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 12.5. Notwithstanding anything to the contrary elsewhere herein, no party or its Affiliates shall seek or be liable, whether under this Article XII or otherwise, for any special, incidental, punitive or consequential damages (except to the extent awarded by a court in a third party claim).

ARTICLE XIII

TAX MATTERS

     13.1 Allocation of Tax Liabilities; Indemnification.

          (a) Subject to Section 13.2, Seller shall be liable for and shall hold Buyer harmless against any liability for Taxes and any related Loss of (i) the Company, the Subsidiaries and Seller for any taxable year or other taxable period that ends on or before the Effective Time and, in the case of any taxable year or other taxable period that includes the date of the Effective Time, that part of the taxable year or other taxable period that ends at the Effective Time, and (ii) the Company that are attributable to any other corporation (other than a Subsidiary) and that are imposed on the Company or any Subsidiary as a result of membership of the Company in a consolidated, combined or unitary group which includes Seller prior to the Effective Time.

          (b) Buyer shall be liable for and shall hold Seller harmless against any liability for Taxes of Buyer and the Company and the Subsidiaries for any taxable year or other taxable period that begins after the Effective Time and, in the case of any taxable year or other taxable period that includes the Effective Time, that part of the taxable year or other taxable period that begins after the Effective Time.

          (c) Whenever it is necessary for purposes of this Section 13.1 to determine the liability for Taxes for a taxable year or period that begins on or before and ends after the Effective Time, the determination shall be made by assuming a taxable year which ended at the close of business on the day prior to the date of the Effective Time, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

          (d) (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer, or any of its Affiliates, of notice of any pending or threatened audits or assessments relating to Taxes for which Seller would be required to indemnify Buyer pursuant to Section 13.1(a).

               (ii) Seller shall have the sole right to represent the Seller’s, or the Company’s or a Subsidiary’s interest in any audit or administrative or court proceeding relating to any such Tax that the Seller is required to indemnify pursuant to Section 13.1(a), and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of Buyer or the Company or any Subsidiary for any period after the Effective Time without the prior written consent of Buyer, which consent shall not be unreasonably withheld. If Seller elects not to assume the defense of any claim for such Taxes which may be the subject of indemnification by Seller pursuant to Section 13.1(a), Seller shall be entitled to participate in such defense at its expense. Neither Buyer nor the Company nor any Subsidiary may agree to settle any claim for such Taxes which may be the subject of indemnification by Seller under Section 13.1(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

          (e) Seller shall have no liability under Section 13.1(a) for the payment of any Tax attributable to or resulting from any action described in Section 13.2.

          (f) The indemnities provided under this Article XIII, shall be in addition to those provided in Article XII.

          (g) Any stamp tax (whether imposed by the United Kingdom or any other Governmental Entity), de-grouping tax, VAT tax or liability imposed in connection with the transfers contemplated by this Agreement (including, but not limited to, Section 6.13 and the sale of the UK Shares to the UK Buyer) shall be borne solely by Seller.

     13.2 Tax Covenant. Buyer covenants that it will not cause or permit any Affiliate of Buyer to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of Seller, or the Company, or any Subsidiary in respect to any Tax period including the Effective Time or ending on or before the Effective Time.

     13.3 Returns and Reports.

          (a) Seller shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Subsidiaries for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Subsidiaries for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns.

          (b) With respect to any Tax Return filed by Buyer that covers a period beginning before and ending after the Effective Time, a copy of such Tax Return shall be provided to Seller within thirty days prior to the due date (including extensions) for the filing thereof, and Seller shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return, to the extent it relates to the portion of the period ending at the Effective Time. Seller shall promptly pay to Buyer the amount of Taxes attributable to such period (as determined pursuant to Section 13.1(c) above) at the time such Tax Return is filed. Seller’s liability for Taxes through the Effective Time under this Section 13.3(b) will not include any such Taxes that were borne by Seller as result of an adjustment to the Purchase Price.

          (c) With respect to any Tax Return filed by Seller that covers a period beginning on or before and ending on or after the Effective Time, a copy of such Tax Return shall be provided to Buyer within thirty days prior to the due date (including extensions) for the filing thereof, and Buyer shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return to the extent it includes income or loss attributable to the portion of the period beginning at the Effective Time. Buyer shall promptly pay to Seller the amount of Taxes attributable to such period (as determined pursuant to Section 13.1(c) above) at the time such Tax Return is filed or upon adjustment of such Tax amount by a Governmental Entity, as finally determined.

     13.4 Cooperation; Access to Records.

          After the Closing Date, Seller and Buyer shall:

          (a) assist (and cause its respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with Section 13.3;

          (b) cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of Seller or the Company or a Subsidiary;

          (c) make available to the other party and to any taxing authority as reasonably requested all records, documents, accounting data and other information relating to Taxes of Seller or the Company or a Subsidiary;

          (d) furnish the other party with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period for which the other party may have a liability under Section 13.1; and

          (e) execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article XIII.

     13.5 Refunds. Any refunds (including interest thereon) of Taxes paid or indemnified by Seller pursuant to Section 13.1(a) or for which a reserve was included on the Effective Time Balance Sheet shall be for the account of Seller. Any refunds (including interest thereon) of Taxes paid or indemnified by Buyer pursuant to Section 13.1(b) (other than those for which a reserve was included on the Effective Time Balance Sheet) shall be for the account of Buyer. Buyer agrees to assign and promptly remit (and to cause the Company to assign and promptly remit) to Seller all refunds (including interest thereon) of Taxes which Seller is entitled to hereunder and which are received by Buyer or the Company or any other Affiliate of Buyer. Seller agrees to assign and promptly remit to Buyer all refunds (including interest thereon) of Taxes which Buyer is entitled to hereunder and which are received by Seller or any of its Affiliates.

     13.6 Disputes. If Buyer and Seller cannot agree on any calculation required to be made under Article XIII, Buyer and Seller shall jointly direct the Neutral Accounting Firm to make such calculation as promptly as practicable, but in any event not later than thirty days after such direction, and to deliver a written notice to each of Buyer and Seller setting forth the results of such calculation. The results of such calculation as made by such firm shall be final and binding, and the fees and expenses of such firm shall be paid 50% by Buyer and 50% by Seller.

     13.7 Price Adjustment. Buyer and Seller agree that any payment made under this Article XIII will be treated by the parties on its Tax Returns as an adjustment to the Purchase Price and that any payments made under Article XII will be treated by the parties as an adjustment to the Purchase Price.

     13.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article XIII shall survive through the expiration of the applicable statute of limitations as the same may be extended plus thirty days thereafter.

     13.9 Section 338 Elections.

          (a) Seller and Buyer shall make or cause to be made, with respect to the Company and eligible Subsidiaries (except for iQuantic, Inc.), an election pursuant to Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”). Except as required by Section 13.9(c) hereof, Buyer shall not make an election under 338(g) for any foreign Subsidiary. Seller shall prepare and provide to Buyer drafts of IRS Form 8023 and any similar state, local and foreign forms, and such draft or drafts shall be subject to the reasonable review of the Buyer at least twenty (20) days prior to Closing. Buyer shall have up to ten (10) business days to review such draft or drafts and comment thereon. On or prior to Closing, Seller shall deliver to Buyer three originals of Form 8023 and any similar state, local and foreign forms executed by Seller and such forms shall executed by Buyer on or prior to Closing. Buyer shall retain one executed original, and Seller shall retain two executed originals, of the fully executed Form 8023 and any similar state, local and foreign forms. Seller shall file one original of the Form 8023 with the Internal Revenue Service and one original of any similar state, local and foreign forms with each appropriate Tax authority on or before the due date for such filings.

          (b) In connection with the Section 338 Elections as required by paragraphs (a) above and (c) below, Seller shall in good faith prepare a draft allocation of the purchase price of the Company and the Subsidiaries in accordance with Section 338(b) of the Code and any applicable treasury regulation issued thereunder on Form 8883 and any similar state, local and foreign forms within one hundred and twenty (120) days after the final determination of the Change in Net Equity as provided in Section 2.5 hereof, but in no event later than October 31, 2005. Such draft allocation shall be subject to the reasonable review of Buyer. Buyer shall have up to sixty (60) business days to review such draft allocation and comment thereon. As among Seller, Buyer and the Company, the valuations of the assets listed in such allocation pursuant to this Section 13.9 shall be conclusive and binding, subject to any final IRS or other administrative or judicial determination to the contrary, and all such persons shall file all Tax Returns consistently with the foregoing.

          (c) Buyer shall make a 338(g) election for all foreign Subsidiaries eligible to make such an election and shall prepare all applicable Form 8023s.

     13.10 IRS Closing Agreement. Except as otherwise mutually agreed by Buyer and Seller, prior to the Closing Date, Buyer and Seller shall furnish to the IRS a closing agreement of the type described in Treasury Regulation 1.1503-2(g)(2)(iv)(B)(3). Except to the extent otherwise required by the IRS, such closing agreement shall be in substantially the form attached hereto as Exhibit B (the “IRS Closing Agreement”). Buyer acknowledges and agrees that it will be liable for any Taxes resulting from a recapture of the losses which are the subject of such closing agreement if Buyer fails to take future actions required to avoid any such recapture. Each of Buyer and Seller agree that they will execute the IRS Closing Agreement promptly following approval of the IRS Closing Agreement by the IRS.

ARTICLE XIV
EMPLOYEE BENEFITS

     14.1 Initial Employment of Transferred Employees.

          (a) As a result of the consummation of the transactions contemplated by this Agreement, Buyer shall continue the employment on and after the Closing Date: (i) of all Employees (each a “Contract Employee”) whose terms and conditions of employment are governed by an employment agreement or other written instrument binding on the Company as identified in Section 4.14(b) of the Seller’s Disclosure Schedule immediately prior to the Closing Date and (ii) of all Employees (other than a Contract Employee) who were such immediately prior to the Closing Date (each a “Regular Employee”). Each such Contract and Regular Employee shall be hereinafter referred to as a “Transferred Employee”. Unless otherwise indicated, “Transferred Employees” shall include such Employees regardless of their work locations; including, without limitation, such Employees working for the Business: (A) in the United States (the “US Transferred Employees”), (B) in the United Kingdom of Great Britain and Northern Ireland (the “UK Transferred Employees”); and (C) in Canada (the “Canadian Transferred Employees”).

          (b) With respect to Transferred Employees other than US Transferred Employees, and subject to the right of the Buyer to conduct the Business in its discretion following the Closing, the “continued employment” shall be on the same terms and conditions applicable to the Contract Employee and Regular Employee immediately prior to the Closing Date. With respect to US Transferred Employees and except as otherwise provided in any employment agreement or this Article XIV and subject to the right of Buyer to conduct the Business in its discretion following the Closing, the “continued employment” shall be on terms that, in the aggregate, are comparable to the terms of employment applicable to the US Transferred Employee on the day prior to the Closing Date. Without limiting the foregoing, such continued employment of a US Transferred Employee shall initially: (i) not involve a significant change in responsibilities from those assigned to the particular US Transferred Employee immediately prior to the transfer of such employment, (ii) offer employment at a location within a 30 mile radius from the principal work location of such US Transferred Employee immediately prior to the transfer of such employment, and (iii) provide base salary and incentive compensation opportunities which, in the aggregate, are reasonably similar to those provided to such US Transferred Employee immediately prior to the transfer.

          (c) The parties agree that UK Transferred Employees will include the individuals who are identified in Section 14.1(c) of the Seller’s Disclosure Schedule as being employees of Mellon Europe Ltd. as at the date of this agreement (the “UK Shared Services Employees”). The UK Seller undertakes to use its reasonable efforts to secure the agreement of each of the UK Shared Services Employees to change the identity of their employer to Mellon Human Resources and Investor Solutions (Actuaries & Consultants) Limited before the Closing Date. In the event that such an agreement cannot be secured with a UK Shared Services Employee, the parties agree that the employment of such individual will transfer to Mellon Human Resources and Investor Solutions (Actuaries & Consultants) Limited, subject to their consent, on Closing and the UK Seller and UK Buyer hereby agree, and to cause their Affiliates, to comply with any obligations in relation to such transfer of employment that may be imposed on them by Law. In connection with the foregoing, Seller shall remain liable for, and reimburse the Buyer in respect of, any pension liabilities related to Seller’s Benefit Plans for which Buyer, the Company or a Subsidiary may become liable under applicable Law.

     14.2 Employee Benefits.

          (a) Subject to Sections 14.2(c), 14.2(e) and 14.2(g) below, benefits provided or accruing with respect to Transferred Employees under Seller’s Benefit Plans shall cease as of 11:59:59 pm on the day prior to the Closing Date. On and after the Closing Date, Transferred Employees shall be entitled to receive (at the expense and obligation of Seller) those benefits, if any, from Seller’s Benefit Plans (other than the Retained Company Plans) which are provided to similarly situated terminated employees in accordance with the terms of such Plans (including, without limitation, benefits for all claims incurred under such plans prior to the Closing Date). For this purpose, a claim is deemed incurred as specified in the TSA. Effective as of January 1, 2006 (the “Benefit Changeover Date”), Transferred Employees shall be eligible to participate in pension, welfare and/or fringe benefit plans, funds, programs and/or arrangements, including severance, stock option and incentive compensation plans, maintained by Buyer which provide benefits to Transferred Employees that are no less favorable, in the aggregate, to the benefits being provided to similarly situated employees of Buyer (collectively, the “Buyer’s Benefit Plans”).

          (b) Subject to Sections 14.2(c) and 14.2(e) below, except for purposes of accruing benefits under any qualified or non-qualified defined benefit pension plans, on and after the Benefit Changeover Date, Transferred Employees shall be eligible to participate in Buyer’s Benefit Plans in accordance with their terms and, for purposes of eligibility for participation and vesting within Buyer’s Benefit Plans, Transferred Employees shall receive credit for their service with the Company to the same extent such service was recognized under the corresponding Seller’s Benefit Plan and Novated Benefit (as described in paragraph (g)(i)); provided, however, that no such service recognition shall result in any duplication of benefits; and provided, further, that no such grant of prior service shall cause Transferred Employees to be eligible to participate in any Buyer Benefit Plan that is frozen or otherwise not available to similarly situated newly hired employees of Buyer; and provided, further, that no such credit of prior service shall apply for any purpose with respect to any stock option plan under Buyer’s Benefit Plans. For purposes of any Buyer’s Benefit Plan which is a welfare plan, a Transferred Employee (and his or her dependents, if applicable) shall be immediately eligible to participate as of the Benefit Changeover Date without regard to any otherwise applicable waiting period and without any exclusion from coverage for any preexisting condition, to the extent such employee and his or her dependents were enrolled for participation in a comparable Novated Benefit immediately prior to the Benefit Changeover Date and were not subject to any exclusion of preexisting conditions thereunder.

          (c) Sections 14.2(a) and (b) above shall not apply in relation to any UK Transferred Employees to the extent of any “relevant benefits” as defined in section 612 of the Income and Corporation Taxes Act 1988 of the United Kingdom. Mellon Human Resources and Investor Solutions (Actuaries & Consultants) Limited shall remain the principal employer and retain liability with respect to that one of the Seller’s Benefit Plans known as the Mellon HR&IS UK Pension Scheme (the “UK Pension Plan”) with effect from the Closing Date and accrual of relevant benefits in respect of all UK Transferred Employees under all other Seller’s Benefit Plans providing relevant benefits which are not Retained Company Plans, as defined in Section 14.2(e), shall cease as of 11:59:59 pm on the day prior to the Closing Date, unless otherwise provided in the TSA.

          (d) Notwithstanding anything in this Agreement to the contrary, on and after the Closing Date, the Buyer shall:

          (i) provide any US Transferred Employee whose employment with the Company is terminated on or within the three (3) month period following the Closing Date with that number of weeks of salary continuation payments equal to the number of weeks of “basic” and “extended” salary continuation payments that the US Transferred Employee would have been entitled to receive under Seller’s generally available Displacement Plan if he had been terminated by the Company immediately prior to the Closing Date. In the event that Buyer, in its sole discretion, determines not to provide continued benefits under the Novated Benefits or Buyer’s Benefit Plans, as applicable, Buyer shall provide such terminated U.S. Transferred Employees with the right to elect to continue any group health benefits in accordance with Code Section 4980B (COBRA continuation coverage); and provided further, that outplacement services to the extent made available to such employees by Buyer, shall be provided to such Employees pursuant to Buyer’s outplacement policies and programs, utilizing a provider, if any, as specified by Buyer; and

          (ii) during the Transition Period, provide US Transferred Employees with vacation benefits in accordance with the policies of Seller relating thereto as in effect immediately prior to the Closing Date; provided, however, that except as otherwise required by applicable Law, the Buyer will not be required to permit US Transferred Employees to carry over any unused vacation days and Buyer will not be required to compensate Transferred Employees for any unused vacation days on or after the Benefit Changeover Date.

          (e) Section 14.2(e) of the Seller’s Disclosure Schedule contains a list of each of Seller’s Benefit Plans which is established or maintained by the Company or any Subsidiary (“Company Benefit Plans”). Such Section 14.2(e) of the Seller’s Disclosure Schedule shall identify those Company Benefit Plans which are not to be retained by the Company or a Subsidiary, or otherwise transferred to the Buyer in connection with the transactions contemplated by this Agreement (the “Excluded Company Plans”). Prior to the Closing Date Seller shall (i) terminate each Excluded Company Plan, or (ii) transfer sponsorship of each Excluded Company Plan to an entity other than the Company, a Subsidiary or an Investment or (iii) perform any combination of the foregoing, so that the Excluded Company Plans shall be retained by the Seller on and after the Closing Date. Neither the Company, the Subsidiaries, any Investment, Buyer nor any of its Affiliates shall have any liability with respect to the Excluded Company Plans, which liability shall be retained by Seller. Those Company Benefit Plans that are not Excluded Company Plans shall be designated Retained Company Plans. From and after the Closing Date, the Buyer, Company or Subsidiary, as applicable, shall continue to administer the Retained Company Plans in accordance with the terms of such plans; provided, however, that no term or provision hereof shall preclude or otherwise restrict Buyer’s, the Company’s or any Subsidiary’s ability to amend or terminate any Retained Company Plan at any time in accordance with the terms of such Plans or applicable Law on or after the Closing Date.

          (f) Seller shall cause Employees who become U.S. Transferred Employees as a result of the consummation of the transactions contemplated by this Agreement and who are participating in the Seller’s Benefit Plan which permits contributions described in Code Section 401(k) (“Seller’s 401(k) Plan”) to be fully vested in their accounts under such Seller’s 401(k) Plan effective as of the Closing Date. Prior to the Closing Date, Seller shall establish a tax-qualified retirement plan for US Transferred Employees containing a so-called “cash or deferred” feature as described in Code section 401(k) (the “Company’s 401(k) Plan”), which shall be substantially equivalent to the Seller’s 401(k) plan, except that the employer stock fund and self-directed account features of the Seller’s 401(k) plan need not be replicated under the Company’s 401(k) Plan and shall not be made available during the Transition

Period described in Section 14.2(g). Such Company 401(k) Plan shall be considered a Retained Company Plan within the meaning of Section 14.2(e). Such Company 401(k) Plan shall permit the US Transferred Employees to make direct rollovers of their account balances under Seller’s 401(k) Plan to the Company’s 401(k) Plan. Any such rollovers must be made in cash, provided, however, that for the ninety (90) day period immediately following the Closing Date such Company 401(k) Plan shall not require any US Transferred Employees to convert that portion of his interest represented by a plan loan into cash but shall accept the transfer of a plan loan as part of any voluntary elective transfer from the Seller’s 401(k) plan to the Company’s 401(k) Plan. The investment funds (other than the employer stock fund and the self-directed account feature), and other benefits, rights, and features of the Seller’s 401(k) Plan shall be maintained in the Company’s 401(k) Plan during the Transition Period described in Section 14.2(g) in order for the Seller to provide services for the Company’s 401(k) Plan in accordance with the TSA.

          (g)(i) As soon as administratively possible following the execution of this Agreement, Seller shall request each insurance carrier, third party administrator and other provider (collectively, “Seller’s Benefit Plan Vendors”) of those coverages, benefits and/or services related to the Novated Benefits hereinafter described to enter into a letter agreement with Seller and Buyer effecting a novation of Seller’s Contract with the applicable Seller’s Benefit Plan Vendor. For purposes of this Agreement, such a novation means the substitution of Buyer for Seller as the party legally responsible for the provision of the Novated Benefits to the US Transferred Employees effective for the period (the “Transition Period”) commencing on the Closing Date and ending as of such date as Buyer and Seller may agree, but in no event later than December 31, 2005. “Novated Benefits” shall mean those certain welfare and fringe benefits (other than retirement benefits) described in the TSA; including, by way of illustration and not limitation, such plans providing for medical, dental, prescription drug, vision, employee and family life insurance coverage, AD&D coverage, and life care assistance and including benefits provided through a Reimbursement Account.

          (ii) Notwithstanding such novation, it is the parties intent that the direct and indirect costs, the terms and conditions on which the Novated Benefits are provided and the related administrative functions remain unchanged during the Transition Period. Consistent with such intention, other than establishing such sub-groups and/or records as may be necessary or appropriate to account for the US Transferred Employees, the parties agree that the contract with each Seller’s Benefit Plan Vendor shall remain in the name of Seller and that Seller agrees to make available employee call centers, claims processing services and such other services described in the TSA as may be necessary or appropriate to facilitate the provision of the Novated Benefits to US Transferred Employees without material change during the Transition Period. In the event one or more Seller Benefit Plan Vendors do not agree to provide the Novated Benefits in accordance with this Section 14.2(g) (an “Objecting Benefit Plan Vendor”), Seller shall offer to affected US Transferred Employees alternate coverages, benefits or services, normally available to similarly situated employees of Seller, but shall otherwise be released from its obligations under this Section 14.2(g) to provide the coverage, benefit and/or services provided by such Objecting Benefit Plan Vendor.

          (iii) During the Transition Period, Buyer agrees that any ERISA duties and responsibilities applicable to the administrator of any plan providing Novated Benefits to US Transferred Employees shall continue to be vested in the plan administrator appointed by Seller. As a result of the novation, the applicable plan administrator shall become obligated to administer any claims for such Novated Benefits which are presented to the administrator of the applicable plan in accordance with its terms, provided that such claims are incurred and presented in accordance with the terms of the TSA and the relevant Novated Benefit. Buyer shall pre-fund or reimburse, as applicable, Seller for the actual and administrative costs (including monthly service charges imposed by Seller’s Benefit Plan Vendors which are paid directly by Seller and/or any implementation or “special project” costs incurred by Seller) of providing such Novated Benefits in accordance with the terms of the TSA. For purpose of this Agreement, “Reimbursement Accounts” shall mean those benefits provided under any health care reimbursement, dependent care reimbursement, or similar reimbursement account benefit to the extent funded directly or indirectly with Transferred Employee contributions.

          (h) Recognition of Post-Closing Eligibility Service of U.S. Transferred Employees. Notwithstanding Section 14.2(a), Seller shall cause the portion of the Mellon Bank Retirement Plan (“MBRP”) which provides early retirement benefits and that portion of the Mellon Medical Program which provides retiree medical coverage to recognize the age and service of each US Transferred Employee with the Buyer, the Company and any Subsidiary performed during the Transition Period defined in Section 14.2(g) solely for purposes of determining such US Transferred Employee’s entitlement for: (i) the enhanced early retirement benefits provided under the MBRP; and (ii) the retiree medical benefits provided under the Mellon Medical Program. Nothing in this Section (h) shall be construed to entitle any U.S. Transferred Employee to credit for service after the Closing Date for vesting or accrual credit under any of Seller’s Benefit Plans.

     14.3 Health Care Continuation Coverage. The Seller shall remain liable for any group health plan continuation coverage required under Code Section 4980B(f) which is attributable to any “qualifying event” (within the meaning of Code Section 4980B(f)(3)) occurring with respect to any current or former employee of the Company or any Subsidiary prior to or on the Closing Date and the Buyer shall be responsible for providing any such group health plan continuation coverage to any US Transferred Employee attributable to any qualifying event occurring after the Closing Date; provided, however, that Buyer shall not be responsible to provide any such group health plan continuation coverage to any US Transferred Employee to the extent such Transferred Employee is entitled to receive and elects to receive such coverage under any of Seller’s Benefit Plans.

     14.4 Seller’s Retention Obligations.. Not later than 60 days following the Closing Date, Seller will pay retention bonus payments to Transferred Employees of approximately $33 million (including approximately $6 million of such retention bonus payments to which Seller has contractually committed as of the date hereof) in accordance with, and subject to, the terms and conditions of the retention bonus program established by Seller for the purpose of enabling Seller to consummate the transactions contemplated by this Agreement (“Seller Retention Plan”). Seller shall determine, in its sole discretion, which Transferred Employees shall be eligible to receive a payment under the Seller Retention Plan and the amount of any such allocations. Buyer shall have no rights, duties or obligations under the Seller Retention Plan.

     14.5 No Third Party Rights. Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in the Employees (including any beneficiaries or dependents thereof) under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such Employee the right to continued employment for any period of time following the Closing Date.

ARTICLE XV
PUBLICITY/CONFIDENTIALITY

     15.1 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to the transfer of the Business, the identity of the Buyer or the Purchase Price (or any component thereof) hereunder without consulting with the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by Law or the rules of any stock exchange.

     15.2 Confidentiality. All information disclosed by either party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding this Agreement to the other party or its representatives shall be kept confidential by any such other Person and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (a) was known by the recipient when received, (b) is or hereafter becomes obtainable from other sources other than by breach of Law or any Contract, (c) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (d) as may otherwise be required by Law or (e) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall return all documents and reproductions thereof received by it or its representatives from the other party and, in the case of reproductions, all such reproductions made by the receiving party that include information not within the exceptions contained in the first sentence of this Section 15.2, unless the recipients provide assurances satisfactory to the requesting party that such documents have been destroyed.

ARTICLE XVI
GENERAL

     16.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     16.2 Exhibits and Schedules; Integration. Each exhibit and schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although such exhibits and schedules need not be attached to each copy of this Agreement. This Agreement, together with such exhibits and schedules, and the Related Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith except that the terms of the Letter Agreement dated November 23, 2004, between Seller and Buyer shall remain in full force and effect unless and until the Closing shall occur.

     16.3 Efforts. Each party will use its commercially reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.

     16.4 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such state and without regard to conflicts of law doctrines.

     16.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable or otherwise transferable except that, at or prior to the Closing, upon notice to Seller, Buyer may assign its rights, interests and obligations hereunder to one or more wholly-owned subsidiaries of Buyer provided that no such assignment shall relieve Buyer of its obligations hereunder.

     16.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     16.7 Counterparts. This Agreement and any amendment hereto or any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other party.

     16.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party and its respective successors and assigns, and nothing herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     16.9 Performance by Affiliates. Each party agrees to cause its Affiliates to comply with any obligations hereunder relating to such Affiliates and to cause its Affiliates to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

     16.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed or sent as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested or sent by reputable overnight courier as follows:

If to Buyer, addressed to:

Affiliated Computer Services, Inc.
2828 North Haskell
Dallas, Texas 75204
Attention: Chief Financial Officer
Fax: 214-826-8277

and

Affiliated Computer Services, Inc.
2828 North Haskell
Dallas, Texas 75204
Attention: General Counsel
Fax: 214-823-5746

With copies to:

Baker Botts LLP
2001 Ross Avenue
Suite 700
Dallas, Texas 75201
Attention: Neel Lemon
Fax: 214-661-4954

If to Seller, addressed to:

Mellon Financial Corporation
Room 4826 One Mellon Center
Pittsburgh, PA 15258
Attention: Corporate Secretary
Fax: 412-234-1684

With a copy to:

Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
Telecopy: 412-288-3063
Attn: Thomas Todd Frank Guadagnino

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective, (i) if given by telecommunication, when transmitted to the applicable number specified in (or pursuant to) this Section 16.10 and an appropriate answerback is received, and (ii) if given by mail or courier or any other means, when actually delivered.

     16.11 Expenses. Except as otherwise provided herein, Seller and Buyer shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its attorneys, accountants and other advisers. Except as set forth in Section 13.1(g), Buyer and Seller shall each pay one-half of real and personal property transfer Taxes, if any, and all stamp Tax, sales, use and other similar Taxes, if any, imposed on or in connection with the transfers contemplated by this Agreement.

     16.12 Attorneys’ Fees. In the event of any Action by any party arising under or out of, in connection with or in respect of this Agreement, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such Action. Attorneys’ fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

     16.13 Representation by Counsel; Interpretation. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities herein against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Buyer and Seller.

     16.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

     16.15 Dispute Resolution; Agreement to Arbitrate.

          (a) The parties will attempt in good faith to resolve any dispute, controversy or claim under, arising out of, relating to or in connection with this Agreement, including, but not limited to, the negotiation, execution, interpretation, construction, performance, nonperformance, breach, termination, validity, scope, coverage or enforceability of this Agreement or any alleged fraud in connection therewith, promptly by negotiations between executives of the parties (or its Affiliates) who have authority to settle the controversy, and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement. If any such dispute, controversy or claim should arise, such duly authorized representatives of Buyer and Seller (or its Affiliates) will meet at least once and will attempt to resolve the matter. Either representative may request the other to meet again within fourteen days thereafter, at a mutually agreed time and place. If the matter has not been resolved within thirty days after the first meeting of the representatives (which period may be extended by mutual agreement), except for claims and disputes under Section 7.3, the parties will attempt in good faith to resolve the controversy or claim in accordance with the then current Center for Public Resources Model Procedure for Mediation of Business Disputes and the costs of the mediator associated with such mediation process shall be borne equally by the Seller and Buyer. The dispute procedures set forth in this Section 16.15 shall not apply to a dispute that arises in connection with the activities set forth in Section 6.14 or, except as provided in Section 2.4(f), Section 2.4; instead, the dispute provisions set forth in those Sections shall govern.

          (b) If the matter has not been resolved pursuant to the foregoing procedures within sixty days after the first meeting (which period may be extended by mutual agreement), except for claims and disputes under Section 7.3, the matter shall be settled, at the request of either party, by arbitration conducted in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. §§1-16) and in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by one arbitrator mutually selected by the parties. If the parties are unable to agree on the selection of an arbitrator, they shall select an arbitrator through the procedures established by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties, except that the arbitrator shall not be empowered to act as amiable compositeur or authorized to award punitive damages with respect to any such claim, dispute or controversy. No party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. Equitable remedies shall be available in any such arbitration. The parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable. The substantive and procedural Law of the State of New York shall apply to any such arbitration proceedings. The place of any such arbitration shall be New York, New York. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof and the costs of the arbitrator associated with such arbitration proceeding shall be borne equally by Seller and Buyer.

          (c) Notwithstanding the provisions of this Section 16.15, either party may seek injunctive or other equitable relief to maintain the status quo before any court of competent jurisdiction in connection with any claim, dispute or controversy arising out of this Agreement and Buyer may seek injunctive or other equitable relief in connection with any breach or alleged breach of the provisions of Articles XIII or XIV or Sections 7.3 or 15.2 hereof.

     16.16 Consent to Jurisdiction. Subject to Section 16.15, each of the parties hereto agree that any Action instituted against such party under or in connection with this Agreement shall be brought in the United States District Court for the Borough of Manhattan District (or, if subject matter jurisdiction is unavailable, in the state courts of the State of New York). By its execution hereof, each party hereto irrevocably waives any objection to, and any right of immunity on the grounds of, improper venue, the convenience of the forum, the personal jurisdiction of such court or the execution of judgments resulting therefrom. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such court in any such action, suit or proceeding.

     16.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     16.18 Further Assurances. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     16.19 Counsel. Buyer acknowledges that (a) Reed Smith LLP has acted, and will continue to act, as counsel for Seller and its Affiliates in the negotiation, execution and delivery of, and Closing under, this Agreement and all matters related thereto including enforcement thereof (the “Agreement Matters”), and (b) Reed Smith LLP may also have represented, from time to time, and may continue to represent Buyer and/or its Affiliates in matters unrelated to Agreement Matters. Buyer hereby consents to, and hereby waives any possible conflict created by, Reed Smith LLP’s representation of Seller and its Affiliates in the Agreement Matters. Seller acknowledges that (a) Baker Botts LLP has acted, and will continue to act, as counsel for Buyer and its Affiliates in the negotiation, execution and delivery of, and Closing under, the Agreement Matters, and (b) Baker Botts LLP may also have represented, from time to time, and may continue to represent Seller and/or its Affiliates in matters unrelated to Agreement Matters. Buyer hereby consents to, and hereby waives any possible conflict created by, (i) Reed Smith LLP’s representation of Seller and its Affiliates in the Agreement Matters and (ii) Baker Botts LLP’s representation of Seller and its Affiliates in matters unrelated to the Agreement Matters. Seller hereby consents to, and hereby waives any possible conflict created by, (i) Reed Smith LLP’s representation of Buyer and/or its Affiliates in matters unrelated to the Agreement Matters and (ii) Baker Botts LLP’s representation of Buyer and its Affiliates in the Agreement Matters.

          IN WITNESS WHEREOF, Buyer, UK Buyer, German Buyer, Seller and UK Seller have caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

MELLON FINANCIAL CORPORATION

By:	/s/ Steven G. Elliott

Name:	Steven G. Elliott

Title:	Senior Vice Chairman

MELLON CONSULTANTS EUROPEAN HOLDINGS LIMITED

By:	/s/ James D. Aramanda

Name:	James D. Aramanda

Title:	Vice Chairman

AFFILIATED COMPUTER SERVICES, INC.

By:	/s/ John H. Rexford

Name:	John H. Rexford

Title:	Executive Vice President

ACS BUSINESS PROCESS SOLUTIONS LIMITED

By:	/s/ John H. Rexford

Name:	John H. Rexford

Title:	Under Power of Attorney dated March 14, 2005

AFFILIATED COMPUTER SERVICES OF GERMANY GMBH

By:	/s/ John H. Rexford

Name:	John H. Rexford

Title:	Under Power of Attorney dated March 14, 2005

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